UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 26, 2019

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Wednesday, May 8, 2019, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 9:00 a.m., Eastern time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 26, 2019, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2019 proxy statement and annual report for the fiscal year ended December 31, 2018. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 8, 2019, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect the 12 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To approve our executive compensation on an advisory basis;
4.	To approve our 2019 Long Term Incentive Plan;
5.	To consider a stockholder proposal on right to act by written consent, if properly presented at the meeting; and
6.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business Eastern time on March 11, 2019, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 26, 2019

By Order of the Board of Directors,
JOLI L. GROSS
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2019. Prior to May 8, 2019, the Notice and Proxy Statement for the 2019 Annual Meeting of Stockholders and the Company’s 2018 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2019 annual meeting of stockholders (“Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and Board Recommendations
Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each nominee	12
Proposal 2 – Ratification of Appointment of Public Accounting Firm	FOR	79
Proposal 3 – Advisory Approval of Executive Compensation	FOR	81
Proposal 4 – Approval of 2019 Long Term Incentive Plan	FOR	83
Proposal 5 – Stockholder Proposal on Right to Act by Written Consent	AGAINST	94

Casting Your Vote
How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Visit the applicable voting website and follow the on-screen instructions:	www.voteproxy.com	Refer to voting instruction form.
In the United States call: In foreign countries call:	1-800-PROXIES (776-9437) 1-718-921-8500	Refer to voting instruction form.
To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
For instructions on attending the Annual Meeting in person, please see “Voting—Voting at the Annual Meeting” on page 9.

Leadership Succession Plan

Following our Annual Meeting on May 8, 2019, and as part of a previously announced leadership succession plan:

•     Matthew J. Flannery will become the Company’s Chief Executive Officer (“CEO”), succeeding Michael J. Kneeland;

•     Jenne K. Britell, our current Chairman, will not stand for re-election as she has reached the retirement age under our Corporate Governance Guidelines;

•     Michael J. Kneeland will retire as Chief Executive Officer and become non-executive Chairman; and

•     Bobby J. Griffin will become Lead Independent Director.

The Board and management sincerely thank Dr. Britell for her years of service on the Board and her dedication to the Company.

Board Nominees

You are being asked to vote on the following 12 nominees for director. In furtherance of the leadership succession plan discussed above, the Board nominated Mr. Flannery to stand for election as a new director this year. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Messrs. Kneeland and Flannery, who are not independent due to their employment (or, in the case of Mr. Kneeland, former employment as of May 8, 2019) with the Company. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 13.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Membership*

José B. Alvarez	56	2009	Faculty, Harvard Business School, Retired Executive Vice President–Global Business Development, Royal Ahold NV	Yes	NC, SC
Marc A. Bruno	47	2018	Chief Operating Officer, Sports, Leisure, Corrections, Facilities and K-12, Aramark Corporation	Yes	CC, NC
Matthew J. Flannery	54	N/A	President and Chief Operating Officer, United Rentals, Inc. (will become CEO on May 8, 2019)	No	N/A**
Bobby J. Griffin	70	2009	Retired President–International Operations, Ryder System, Inc.	Yes	AC, NC, SC***
Kim Harris Jones	59	2018	Former Senior Vice President and Corporate Controller of Mondelez International	Yes	AC, CC
Terri L. Kelly	57	2018	Former President and Chief Executive Officer, W. L. Gore & Associates	Yes	CC, SC
Michael J. Kneeland	65	2008	Chief Executive Officer, United Rentals, Inc. (will retire as CEO and become non-executive Chairman on May 8, 2019)	No	SC**
Gracia C. Martore	67	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	CC, NC
Jason D. Papastavrou, Ph.D.	56	2005	Chief Executive Officer and Chief Investment Officer, ARIS Capital Management	Yes	AC
Filippo Passerini	61	2009	Operating Executive–U.S. Buyouts, Carlyle Group and former President, Global Business Services and Chief Information Officer, Procter & Gamble	Yes	AC, CC***
Donald C. Roof	67	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global Inc. (n/k/a Komatsu Mining Corp.)	Yes	AC, CC, NC
Shiv Singh	41	2017	Founder and Chief Executive Officer, Savvy Matters, LLC	Yes	AC, SC

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee; SC – Strategy Committee  ** When Mr. Flannery becomes CEO and Mr. Kneeland becomes non-executive Chairman, Mr. Flannery will join the Strategy Committee and Mr. Kneeland will leave the Strategy Committee. *** Mr. Griffin will become Lead Independent Director on May 8, 2019, at which point he will leave the Audit Committee and the Strategy Committee, and Mr. Passerini will join the Strategy Committee and leave the Compensation Committee.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

Corporate Governance Best Practices – What We Do

✓    Board proactively adopted proxy access By-Law provision in 2016

✓    No supermajority voting thresholds in charter

✓    Stockholders have the right to call special meetings

✓    10 of our 12 director nominees are independent

✓    Annual election of directors

✓    Roles of Chairman and Chief Executive Officer are separated

✓    Stock ownership guidelines for directors and executive officers

✓    Board engaged independent consulting and search firm from 2016-2018 to assist with ongoing board refreshment plan

✓    All NYSE-required Board committees consist solely of independent directors

✓    Board and each committee have express authority to retain outside advisors

✓    Board is diverse in gender, ethnicity, experience and perspective

✓    Annual Board and committee self-evaluation process managed by independent third party

✓    Director retirement age policy

✓    Directors elected by majority vote

✓    No directors serve on excessive number of boards

✓    No shareholder rights plan or poison pill

✓    Comprehensive Code of Ethical Conduct and Corporate Governance Guidelines

✓    Policies prohibiting hedging and pledging of our shares

✓    No directors or executives are involved in material related party transactions

✓    Four members of the Audit Committee are financial experts as defined by the SEC

✓    No recent amendment to governing documents that introduced a reduction in stockholder rights

✓    Board has appointed a Lead Independent Director, effective immediately after the 2019 Annual Meeting

Board Refreshment

Board composition remains a priority for the Company as evidenced by its recent refreshment efforts. Our Board engaged an independent consulting and search firm beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. As a result of these efforts, three of our long-serving directors did not stand for re-election in 2017; one long-serving director did not stand for re-election in 2018; and Dr. Britell, our current Chairman, will not stand for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; and Mr. Flannery is being nominated as a new director this year.

Stockholder Engagement

We value our stockholders’ perspective on our business and each year we proactively interact with stockholders through numerous stockholder engagement activities. In 2018 and early 2019, these included our biennial investor day, our 2018 annual stockholder meeting, quarterly earnings calls, various investor conferences and several (non-deal) road shows. In addition, at the Board’s request, management continued the momentum from the Company’s 2017 stockholder outreach program with another outreach program in 2018, as detailed below.

2018 Stockholder Outreach Program

The purpose of our 2018 Stockholder Outreach Program (our “2018 Program”) was to engage with our top stockholders about key environmental, social, governance and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us.

In November 2018, we contacted governance professionals at 13 of our top holders, representing approximately 34% of total outstanding shares. Of the 13 holders, we had calls with seven holders, representing approximately 29% of total outstanding shares, during November 2018 through January 2019.

Our 2018 Program discussed below did not involve direct discussion between a stockholder and an independent director because no stockholder requested such a discussion. However, the Board hosted three institutional investors for a panel discussion about environmental, social and governance matters in May 2018 as discussed under “Board Matters—Director Orientation and Continuing Education.” Further, upon stockholder request, the Board will make an independent director available for direct discussion with a stockholder, as appropriate, as it did in response to one stockholder request in 2017. For information about how to communicate directly with our Board, see “Corporate Governance Matters—Direct Communications with Directors.”

What Was Discussed	Results

During the calls, we spent a significant amount of time discussing:

•   stockholders’ right to act by written consent;

•   Board composition and diversity, including the Board’s recent refreshment, and feedback on the new director skills matrix in our 2018 proxy statement;

•   our leadership succession plan announced in January 2019 (on calls scheduled after the public announcement);

•   Board oversight of environmental and social risks;

•   the Company’s executive compensation peer group;

•   the performance metrics in our short- and long term incentive plans; and

•   the rationale for the use of three 1-year measurement periods for our performance-based restricted stock unit (“PRSU”) performance metrics.

•   The results of our outreach program were reported to the Nominating and Corporate Governance Committee and Compensation Committee and elevated to the Board, as necessary.

•   As a result of the feedback we received, we enhanced our proxy statement disclosures to better communicate our practices, including with respect to Board composition, Board evaluations and Board oversight of environmental and social matters.

•   In addition, we noted that the Compensation Committee reviews the executive compensation peer group annually, and added disclosure to clarify the performance metrics in our incentive plans.

•   Further, as disclosed in “Compensation Discussion & Analysis,” for 2019, the Compensation Committee approved the return to a more balanced portfolio of incentive metrics for our annual and long-term incentive plans.

These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. Our Investor Relations department is the contact point for stockholder interaction with United Rentals. Stockholders may also access investor information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Vice President–Investor Relations, at 203-618-7122.

2018 Business Highlights

2018 was an exceptional year for the Company. Total revenue increased 21.2% to $8.047 billion and rental revenue increased 21.4% to $6.940 billion from 2017, both of which were Company records. These increases included the impact of the acquisitions of NES Rentals Holdings II, Inc. (“NES”) in April 2017, Neff Corporation (“Neff”) in October 2017, BakerCorp International Holdings, Inc. (“BakerCorp”) in July 2018, and Vander Holding Corporation and its subsidiaries (“BlueLine”) in October 2018. On a pro forma basis reflecting the impact of the NES, Neff, BakerCorp and BlueLine acquisitions (i.e., including the standalone pre-acquisition results of NES, Neff, BakerCorp and BlueLine for 2017 and 2018), rental revenue increased 10.5% year-over-year, reflecting growth of 6.9% in the volume of equipment on rent and a 2.6% increase in rental rates.

Year-over-year, for 2018, adjusted EBITDA(1) increased 22.1% to $3.863 billion and adjusted EBITDA margin increased 40 basis points to 48.0%. Return on invested capital (ROIC)(2) increased to a Company record of 11.0%, while net cash provided by operating activities was $2.853 billion. Free cash flow,(3) excluding merger and restructuring related payments, was also a Company record at $1.334 billion.

The Company’s specialty segment, Trench, Power and Fluid Solutions, experienced solid growth in 2018. Rental revenue for the segment increased by 40.7% year-over-year, including a 19.0% increase on a same store basis. Rental gross margin decreased by 140 basis points to 48.2%, primarily due to the impact of the BakerCorp acquisition. For more information regarding the Company’s 2018 performance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Form 10-K”).

1

Adjusted EBITDA is a non-GAAP financial measure, as defined in our Form 10-K. Please refer to our Form 10-K for the adjusted EBITDA-to-GAAP reconciliations. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

2

ROIC is a non-GAAP financial measure that is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% for 2018 and 35% for 2017 and 2016 were used to calculate after-tax operating income. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was applied to ROIC for all historic periods, the Company estimates that ROIC would have been 10.8%, 10.6% and 10.0% for 2018, 2017 and 2016, respectively.

3

Free cash flow is a non-GAAP financial measure, as defined in our Form 10-K. Please refer to our Form 10-K for a free cash flow-to-GAAP reconciliation. Free cash flow in narrative above chart excludes $63 million of merger and restructuring related payments while free cash flow in chart includes merger and restructuring related payments.

Executive Compensation Overview

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. The significant majority of named executive officer (“NEO”) pay was variable based upon target total direct compensation for fiscal year 2018: 89% for the CEO and an average of 77% for our other NEOs, excluding William Plummer who is no longer employed by the Company.

Stockholder Support: At the Company’s 2018 annual meeting of stockholders, we received substantial support for our executive compensation program, with over 93% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this exceptionally strong level of support as affirmation of the overall structure of our program and our approach to making compensation decisions.  Based on stockholder feedback during our 2018 Stockholder Outreach Program, the Compensation Committee decided to refine our program by returning to a more balanced portfolio of incentive metrics for our annual and long-term incentive plans.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do		What We Don’t Do
✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites
✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans
✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards
✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value
✓	Engage an independent compensation consultant	×	No tax gross-ups

2018 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2018:

●    Base salaries: In 2018, the CEO and other NEOs received increases ranging from 3.0% to 9.99%, except for Mr. Flannery, who received a 15.4% base salary increase in connection with his promotion from Executive Vice President to President.

●    Incentive compensation: Consistent with the Company’s record performance, funding for both our AICP and LTIP was above target. AICP bonuses were funded at 130.5% of target, and LTIP awards were earned at 183.1% of target.

For specific details about the executive compensation program, please refer to the Compensation Discussion & Analysis (“CD&A”) starting on page 37 of this Proxy Statement.

Company Awards

2018 AWARDS AND RECOGNITIONS

National Diversity Excellence Award Association of Builders and Contractors (eighth consecutive year, supplier category)	Top 10 Military Friendly spouse employer G.I. Jobs (fifth consecutive year)

Best for Vets Military Times (fifth consecutive year)	Top Workplaces in CT for 2018 The Hearst Connecticut Media Group (first submission/award)

#7 Top Military Friendly employer – Gold Award G.I. Jobs (tenth consecutive year, >$1B revenue category)	America’s Best Employers Forbes magazine (first year)

Top Military Friendly Supplier Diversity – Gold Award, Over $1B category G.I. Jobs (third consecutive year as a top employer)	Global 2000: World’s Best Employers Forbes magazine (first year)
Top Veteran Friendly Companies List, Best of Best Results List U.S. Veterans Magazine (third consecutive year)	Proud Sponsor of the United Compassion Fund, an employee-funded 501(c)(3) program for assisting United Rentals employees in need
#3 Overall All-America Executive Team, Business, Education & Professional Services Category Institutional Investor

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 26, 2019

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, May 8, 2019, at 9:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2018 annual report to stockholders available to our stockholders over the Internet. On March 26, 2019, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2018 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of such meeting. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business, Eastern time, on March 11, 2019.

Voting Securities Outstanding on Record Date

As of the record date, there were 78,793,943 shares of our common stock outstanding and entitled to vote. From April 26, 2019 to May 7, 2019, a list of the stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the Annual Meeting.

Right to Vote

With respect to each matter properly brought before the Annual Meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the Annual Meeting:

●

VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2019.

●

BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2019.

●

BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2019.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the Annual Meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the Annual Meeting if you attend in person. If you intend to vote your shares at the Annual Meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the Annual Meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the Annual Meeting are available by calling the Hyatt Regency Greenwich at 203-637-1234 or visiting its website at https://www.hyatt.com/en-US/hotel/connecticut/hyatt-regency-greenwich/gwich?src=corp_lclb_gmb_seo_nam_gwich.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

●	FOR the election of all 12 nominees for director named in “Proposal 1—Election of Directors”
●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”
●	FOR “Proposal 3—Advisory Approval of Executive Compensation”
●	FOR “Proposal 4—Approval of 2019 Long Term Incentive Plan”
●	AGAINST “Proposal 5—Stockholder Proposal on Right to Act by Written Consent”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3, 4 and 5 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2019, (ii) voting in person at the Annual Meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Tuesday, May 7, 2019, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Tuesday, May 7, 2019.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the Annual Meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Approval of 2019 Long Term Incentive Plan,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4.

With respect to “Proposal 5—Stockholder Proposal on Right to Act by Written Consent,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 5 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 5. Voting for Proposal 5 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

●	FOR the election of all 12 nominees recommended by the Board;
●	FOR the ratification of the appointment of our public accounting firm;
●	FOR the resolution approving the compensation of our named executive officers on an advisory basis;
●	FOR the approval of our 2019 Long Term Incentive Plan; and
●	AGAINST the stockholder proposed resolution asking the Board to take steps to permit stockholders to act by written consent.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 12 directors: Jenne K. Britell, José B. Alvarez, Marc. A Bruno, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh. All directors, except for Ms. Harris Jones, were elected annually for one-year terms, which expire at the Annual Meeting. Ms. Harris Jones was appointed to the Board on September 1, 2018, and her term expires at the Annual Meeting.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”), has nominated 11 of the 12 current directors to stand for election at the Annual Meeting: José B. Alvarez, Marc A. Bruno, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh. In addition, in furtherance of our previously announced leadership succession plan, the Board has nominated Matthew J. Flannery to stand for election as a new director at the Annual Meeting. Each director elected at the Annual Meeting will hold office until our 2020 annual meeting of stockholders (the “2020 Annual Meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

In 2016, we amended our Corporate Governance Guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for re-election. In accordance with the guidelines, Dr. Britell will not stand for re-election at the Annual Meeting. We sincerely thank Dr. Britell for her years of service on the Board and her dedication to the Company.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an Annual Meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

Eleven of the nominees for election at the Annual Meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Dr. Papastavrou, Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, Flannery, Griffin, Kneeland, Passerini, Roof and Singh to hold office until the 2020 Annual Meeting (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters—Director Independence,” the Board and the N&CG Committee considered the specific experience, qualifications, attributes and skills of the director nominees named herein and concluded that based on the aforementioned factors, and including each director nominee’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such individuals should serve as directors of the Company. The following is a summary of our director nominees’ aggregate prioritized competencies. The list of prioritized competencies is reviewed at least annually by the N&CG Committee and the Board and updated, if necessary, to reflect any changes in the Company’s strategy.

Number of director nominees possessing each competency Public Company CEO: current or recently retired CEO of a public company of scale 3 P&L Owner: president or executive with P&L ownership in a company of scale with experience and a strong ability to think strategically and critically assess and act on opportunities and threats 8 International Expertise: experience leading (as a P&L owner) a global business and understanding the challenges of entering new markets and navigating local and regional geopolitical sensitivities 7 Financial Acumen: current or retired CFO, banker or public company qualified financial expert or recently retired audit partner from a big four accounting firm with experience in accounting, reporting, capital allocation, financial markets, M&A and post-merger integration 7 Digital: executive with a millennial/next generation “futurist” mindset as well as an understanding of social media, e-commerce and leveraging technology platforms for business innovation and transformation 3 Sales & Marketing: chief marketing officer or other senior executive with experience leading and executing sales & marketing strategies in a business-to-business environment with an industrial business, with preference for those that have developed digital strategies 6 Rental Industry: current or retired executive from the equipment rental industry (or major customer, original equipment manufacturer, or related industry) with a strong understanding of its operations and ideally deep insight into the non-residential construction business 3 Capital Intensive Industry: experience as an executive (preference for a P&L owner) working in a capital intensive industry where utilization of capital equipment is a key business driver 9

* Diverse represents our female directors and ethnically diverse directors.

The following is a summary of the age, period of service as a director, current committee membership, business experience, attributes and skills and other directorships for each director nominee.

José B. Alvarez

Independent Director Age: 56 Director Since: 2009 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER DIRECTORSHIPS:

Mr. Alvarez served previously as a director of The TJX Companies, Inc. and Church & Dwight Co., Inc.

Marc A. Bruno
Independent Director Age: 47 Director Since: 2018 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Mr. Bruno has been the Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 for Aramark Corporation since 2014. In his current role, Mr. Bruno directs hospitality, retail merchandise and facility programs for premier sports and entertainment facilities, meeting venues, parks and cultural attractions as well as food and support solutions for business dining, K-12 clients and correctional facilities. Since joining Aramark as a campus hire in 1993, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 16 Olympic Games. His involvement with the project spans six Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University School of Hotel Administration and earned an MBA from the Harvard Business School.

ATTRIBUTES AND SKILLS:

Mr. Bruno has divisional P&L oversight and reports directly to the Chairman and Chief Executive Officer at Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER DIRECTORSHIPS:

Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania and Alex’s Lemonade Stand Foundation. Previously, Mr. Bruno served on the board of directors of the San Antonio Spurs and Boston University School of Hospitality.

Matthew J. Flannery

Director Nominee, President and Chief Operating Officer

Age: 54

Director Since: N/A

Board Committees:

N/A

(information as of March 26, 2019 shown above; effective May 8, 2019, will become CEO, while remaining as President, and will join the Strategy Committee)

BACKGROUND:

Mr. Flannery currently serves as our president and chief operating officer. As previously announced, Mr. Flannery will become the Company’s chief executive officer, while remaining as president, on May 8, 2019. Prior to March 2018, he was executive vice president and chief operating officer, a title he had held since April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment. Mr. Flannery graduated from Hofstra University.

ATTRIBUTES AND SKILLS:

Mr. Flannery has over two decades of sales, management and operations experience in the rental industry, including a number of senior management positions with the Company. He has extensive experience and knowledge in all areas of the Company’s operations and of the competitive environment in which the Company operates. Further, he has demonstrated strategic, operational and financial acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

None.

Bobby J. Griffin
Independent Director Age: 70 Director Since: 2009 Board Committees: ● Audit ● N&CG

BACKGROUND:

From March 2005 to March 2007, Mr. Griffin served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at

●  Strategy

(committees as of March 26, 2019 shown above; effective May 8, 2019, will become Lead Independent Director, will step down as Strategy Committee Chairman and leave the Audit and Strategy Committees)

ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Kim Harris Jones
Independent Director Age: 59 Director Since: 2018 Board Committees: ● Audit ● Compensation

BACKGROUND:

Ms. Harris Jones most recently served as Senior Vice President and Corporate Controller of Mondelez International from 2012 until 2015. She previously served as Senior Vice President and Corporate Controller at Kraft Foods Inc. from 2009 until 2012 before Mondelez was formed by Kraft’s split into two domestic and international publicly-traded corporations. Prior to her time at Kraft, Ms. Harris Jones had a 17-year career at Chrysler LLC, where she started as a Senior Manager, Labor Relations in Benefits Finance then served in a variety of leadership positions, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Before Chrysler, she spent six years at General Motors. Ms. Harris Jones earned a BBA in accounting and an MBA in finance from the University of Michigan.

ATTRIBUTES AND SKILLS:

Ms. Harris Jones was named to the list of “25 Women to Watch” by CFO Magazine and to the “75 Most Powerful Women in Business” by Black Enterprise Magazine. She is an experienced former finance executive who has spent time in automotive and consumer businesses. More recently, she has accumulated experience as a board director. Ms. Harris Jones has extensive management, financial and business experience at large complex corporations undergoing significant corporate growth and change.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Harris Jones also serves on the Board of Directors of TrueBlue, Inc., Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

Terri L. Kelly
Independent Director Age: 57 Director Since: 2018 Board Committees: ● Compensation ● Strategy

BACKGROUND:

Ms. Kelly is the former President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues. She served in this capacity from 2005 through March 2018. Gore specializes in advanced materials that are utilized in a wide array of high-value products from GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she led this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering.

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Kelly serves as a member of the Board of Directors for the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. Ms. Kelly is also a Supervisory Board member of ASML, a manufacturer of semiconductor equipment based in the Netherlands. In addition, she is a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia.

Michael J. Kneeland
Director and Chief Executive Officer Age: 65 Director Since: 2008 Board Committees: ● Strategy (information as of March 26, 2019 shown above; effective May 8, 2019,

BACKGROUND:

Mr. Kneeland was appointed chief executive officer of United Rentals, and a director of the Company, in 2008. As previously announced, Mr. Kneeland will retire as CEO on May 8, 2019, at which point he will become non-executive Chairman of the Company’s Board. From 2008 until March 2018, he also served as president. Previously, he served as interim chief executive officer from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company. In 1999, his responsibilities were expanded to include multiple districts within United Rentals’ aerial operations. He was subsequently named vice president-aerial operations in 2000, and vice president-southeast region in 2001, before being appointed executive vice president-operations in 2003. His more than 35 years of management experience in will retire as CEO, become non-executive Chairman and leave the Strategy Committee)

the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998, he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America.

ATTRIBUTES AND SKILLS:

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee. As of 2017, Mr. Kneeland also serves on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

Gracia C. Martore
Independent Director Age: 67 Director Since: 2017 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer and Director of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore graduated from Wellesley College. While there, she was named a Wellesley Scholar for academic excellence.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership, operational and transformation expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. She was a driving force in growing Gannett, the nation’s largest local media company, which doubled its broadcast portfolio under her leadership. She also led the separation of Gannett into two publicly traded companies. Ms. Martore has won numerous business and industry honors for her leadership, including receiving the CEO Lifetime Achievement Award from the Washington Business Journal, being named as one of “50 Most Powerful Women in Business” by Fortune Magazine for three consecutive years, named to Forbes’ “100 Most Powerful Women” list, as well as previously being named by Institutional Investor magazine as one of the Best CFO’s in America and Best CFO in America in the publishing and advertising agencies category for three consecutive years. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial and governance skills that will benefit the Company and the Board.

OTHER DIRECTORSHIPS:

Ms. Martore is also a director of Omnicom Group, Inc., WestRock Company, The Associated Press and FM Global. She also serves on the Board of Trustees of Wellesley College. Ms. Martore previously served as a Director of TEGNA.

Jason D. Papastavrou, Ph.D.
Independent Director Age: 56 Director Since: 2005 Board Committees: ● Audit

BACKGROUND:

Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management and at Deutsche Asset Management. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering and is the author of numerous academic publications.

ATTRIBUTES AND SKILLS:

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance and risk-related matters.

OTHER DIRECTORSHIPS:

Dr. Papastavrou is also a director of XPO Logistics, Inc.

Filippo Passerini
Independent Director Age: 61 Director Since: 2009 Board Committees: ● Audit ● Compensation (committees as of March 26, 2019 shown above; effective May 8, 2019, will join and become Chairman of

BACKGROUND:

Mr. Passerini is an Operating Executive in U.S. Buyouts at Carlyle Group. Prior to joining Carlyle Group in 2015, he served as Procter & Gamble Company’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the Procter & Gamble organization, he oversaw service operations in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world.

the Strategy Committee and will leave the Compensation Committee)

ATTRIBUTES AND SKILLS:

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with Procter & Gamble, including Chief Information Officer, for more than 33 years. Mr. Passerini brings a very strong blend of business, technology, and operations expertise. He has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

OTHER DIRECTORSHIPS:

Mr. Passerini is also a director of Integer Holdings Corporation (formerly Greatbatch, Inc.) and ABM Industries.

Donald C. Roof
Independent Director Age: 67 Director Since: 2012 Board Committees: ● Audit ● Compensation ● N&CG

BACKGROUND:

Mr. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (n/k/a Komatsu Mining Corp.) (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999.

ATTRIBUTES AND SKILLS:

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

OTHER DIRECTORSHIPS:

Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003.

Shiv Singh
Independent Director Age: 41 Director Since: 2017 Board Committees: ● Audit ● Strategy

BACKGROUND:

Mr. Singh advises Fortune 500 companies and early-stage startups on marketing and digital transformation as the Founder & CEO of Savvy Matters, LLC since August 2018. Prior to this, from August 2013 until August 2018, Mr. Singh served as senior vice president in the innovation and strategic partnerships group at Visa Inc. (“Visa”), where he was responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations. In this role, he was also focused on guiding major Visa clients around the future of payments and their own go-to-market strategies. Prior to this, Mr. Singh served in various senior brand and marketing roles at Visa, where he was responsible for launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, from June 2010 to July 2013, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, with a focus on digital marketing, as evidenced by his 17 years in the industry and receipt of various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is the co-author of Savvy- Navigating Fake Companies, Fake Leaders and Fake News in the Post-Trust Era. He is also author of the book, “Social Media Marketing for Dummies” and has written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences allow him to contribute to the Board and provide the Company a fresh and valuable perspective on digital marketing and related matters.

OTHER DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our current Chief Executive Officer and current President and Chief Operating Officer, whose information is included above.

Dale A. Asplund
Executive Vice President—Business Services and Chief Information Officer Age: 51 Current Position Since: 2017 With Company Since: 1998

Mr. Asplund was promoted to executive vice president—business services and chief information officer in January 2017, after previously serving as senior vice president—business services and chief information officer since April 2012 and senior vice president—business services since 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jessica T. Graziano
Executive Vice President and Chief Financial Officer Age: 46 Current Position Since: 2018 With Company Since: 2014

Ms. Graziano was promoted to executive vice president and chief financial officer in October 2018, after previously serving as senior vice president—controller and principal accounting officer since March 2017, with responsibility for oversight of the Company’s accounting, insurance and financial planning and analysis departments. From joining the Company in December 2014 to March 2017, she was vice president—controller and principal accounting officer. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Paul I. McDonnell
Executive Vice President—Sales and Specialty Operations Age: 53 Current Position Since: 2018 With Company Since: 1999

Mr. McDonnell was promoted to executive vice president—sales and specialty operations in November 2018, after previously serving as senior vice president—sales and specialty operations since January 2017. Mr. McDonnell’s tenure with United Rentals began as district manager in 1999, followed by a promotion to region vice president. In 2008, he was named senior vice president of specialty operations, and in 2016, his role expanded to include the combined responsibilities of sales and specialty operations. He has over 20 years of sales, management and operations experience in the rental industry. Mr. McDonnell joined United Rentals in 1999 upon the acquisition of D&E Steelplate Rental.

Craig A. Pintoff
Executive Vice President—Chief Administrative and Legal Officer Age: 49 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to executive vice president—chief administrative and legal officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as senior vice president, general counsel and human resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as vice president, then, from April 2011 to March 2017, as senior vice president, and since March 2017, as executive vice president. He joined United Rentals in 2003 as director-legal affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from Columbia Law School and an LL.M. from New York University School of Law.

Jeffrey J. Fenton
Senior Vice President—Business Development Age: 62 Current Position Since: 2012 With Company Since: 2012

Mr. Fenton joined the Company as senior vice president—business development in 2012. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with General Electric (“GE”), BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with GE, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital. Mr. Fenton is also a director of ModusLink Global Solutions, Inc.

Andrew B. Limoges
Vice President, Controller and Principal Accounting Officer Age: 37 Current Position Since: 2018 With Company Since: 2017

Mr. Limoges was promoted to vice president—controller and principal accounting officer in October 2018, after previously serving as director of accounting and finance since joining the Company in April 2017. Prior to joining the Company, Mr. Limoges was group controller of DMGT US from August 2016 to April 2017 and worked within the financial audit practice of Ernst & Young from July 2003 to July 2016, where he led teams that served a wide variety of public and private companies. Mr. Limoges, who is a certified public accountant, received a degree in business administration from the University of Vermont.

BOARD MATTERS

General

Our Board is currently comprised of the following 12 directors: Jenne K. Britell, José B. Alvarez, Marc A. Bruno, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh.

The Board, upon the recommendation of the N&CG Committee, has nominated 11 of the 12 current directors to stand for re-election: Dr. Papastavrou, Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, Griffin, Kneeland, Passerini, Roof and Singh. In addition, the Board, upon recommendation of the N&CG Committee, has nominated Mr. Flannery to stand for election as a new director. All directors will be elected annually for one-year terms.

Jenne K. Britell, our current Chairman, will not stand for re-election as she has reached the retirement age under our Corporate Governance Guidelines. The Board and management sincerely thank Dr. Britell for her years of service on the Board and her dedication to the Company.

Meetings of the Board and its Committees

During 2018, the Board met 12 times. During 2018, each then-current member of the Board attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition (as of March 26, 2019) of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Chairman is not a member of any of the Board’s standing committees. However, the Chairman usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chairman	X
Marc A. Bruno		X	X
Bobby J. Griffin*	X		X	Chairman
Kim Harris Jones	X	X
Terri L. Kelly		X		X
Michael J. Kneeland*				X
Gracia C. Martore		X	X
Jason D. Papastavrou, Ph.D.	Chairman
Filippo Passerini*	X	X
Donald C. Roof	X	Chairman	X
Shiv Singh	X			X

*Effective May 8, 2019, Bobby Griffin will become Lead Independent Director and Michael Kneeland will become non-Executive Chairman. At that time, Mr. Kneeland will leave the Strategy Committee, Mr. Griffin will step down as Strategy Committee Chairman and leave the Audit and Strategy Committees and Filippo Passerini will join and become Chairman of the Strategy Committee and leave the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2018, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Audit Committee is to:

●

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●

assist the Board in overseeing (i) the process by which management identifies and assesses the Company’s exposure to risk, including, but not limited to, financial risk and cybersecurity risk, and (ii) the Company’s risk management infrastructure; and

●

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm (subject to stockholder ratification) and to approve compensation arrangements for the independent registered public accounting firm.

The current members of the Audit Committee are Dr. Papastavrou, Ms. Harris Jones and Messrs. Griffin, Passerini, Roof and Singh. Effective May 8, 2019, Mr. Griffin will leave the Audit Committee. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Griffin and Roof, Dr. Papastavrou and Ms. Harris Jones qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2018, the Audit Committee met six times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to:

●

aid the Board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation, (ii) the development of compensation policies that support the Company’s business goals and objectives, and (iii) the oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation; and

●

prepare and furnish the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC and assist management in the preparation of the Compensation Discussion and Analysis.

For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Messrs. Bruno, Passerini and Roof and Mses. Harris Jones, Kelly and Martore. Effective May 8, 2019, Mr. Passerini will leave the Compensation Committee. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2018, the Compensation Committee met seven times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the N&CG Committee is to:

●	develop criteria for evaluating prospective candidates to the Board (or its committees) and identify and recommend such candidates to the Board;
●	take a leadership role in shaping the corporate governance of the Company and developing the Company’s Corporate Governance Guidelines; and
●	coordinate and oversee the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines.

In 2018, the N&CG Committee amended its charter to take formal responsibility for oversight of the Company’s environmental, social and governance policies and practices, including review of related metrics. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are Messrs. Alvarez, Bruno, Griffin and Roof and Ms. Martore. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2018, the N&CG Committee met eight times.

Strategy Committee

The Strategy Committee assists management and the Board in overseeing the development and implementation of the Company’s corporate strategy. You can access the Strategy Committee’s charter on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Strategy Committee is to:

●	identify and set strategic goals and develop and refine an overall corporate strategy to meet and/or achieve such goal;
●

identify significant opportunities and challenges, including potential mergers and acquisitions, competition in the industry, regulatory considerations, changes in economic and market conditions and emerging trends, particularly with respect to disruptive technology and products; and

●	assess the Company’s performance with respect to strategy execution and implementation as well as regularly provide feedback to management and the Board.

The current members of the Strategy Committee are Messrs. Alvarez, Griffin, Kneeland and Singh and Ms. Kelly. Effective May 8, 2019, Messrs. Griffin and Kneeland will leave the Strategy Committee and Messrs. Flannery and Passerini will join the Strategy Committee.

In 2018, the Strategy Committee met three times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight responsibility, the Board regularly covers legal and regulatory matters; finance; compensation; cybersecurity; and climate, environmental, health and safety concerns, among others. The Board has also empowered its committees with risk oversight responsibilities as noted below.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The N&CG Committee has responsibility for reviewing the Company’s environmental, social and governance policies and practices, including review of related risks.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk and cybersecurity risk), and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Board, Audit Committee, ERM Council and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, and engaging experts. We also continuously test defenses by performing simulations and drills at both a technical and management level. Further, we conduct external audits of our cybersecurity capabilities in alternating years. These tests and audits are useful tools for ensuring that we maintain a robust cybersecurity program to protect our investors, customers, employees, vendors, and intellectual property.

The Audit Committee performs an annual review of the Company’s cybersecurity program, which includes discussion of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation. The Audit Committee’s annual review also includes review of recent enhancements to the Company’s defenses and management’s progress on its cybersecurity strategic roadmap. In addition, the Board receives quarterly reports on cybersecurity, which include a review of key performance indicators, test results and related remediation, and recent threats and how the Company is managing those threats. Further, at least annually, the Board receives an update on the Company’s Crisis Management Plan which covers, among other things, potential cybersecurity incidents. To aid the Board with its cybersecurity oversight responsibilities, the Board hosted a cybersecurity and data privacy expert for a presentation in 2018, as discussed below under “Director Orientation and Continuing Education.” Additionally, during 2017, the Board hosted a training session with a cybersecurity expert focused on the Board’s oversight role.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our 2018 director nominees attended the 2018 annual meeting of stockholders.

Board and Committee Self-Evaluations

We have continued to strengthen our annual Board and Board committee self-evaluation process. The process is overseen by the N&CG Committee and varies year to year. For 2017 and 2018, an independent third-party law firm led the process.

For 2017, the N&CG Committee determined to use a holistic self-evaluation process, whereby our directors completed anonymous written questionnaires focused on how the Board and each committee performed as a unit. The results of the questionnaires were compiled by an independent law firm and the independent law firm then conducted a discussion with the Board and each committee. The Board believes that this holistic approach was appropriate for 2017 given the Board’s refreshment plan which began in 2016 with a comprehensive evaluation of the Board.

For 2018, the N&CG Committee determined that individual-level interviews by an independent law firm partner would encourage candor and be the most effective method for conducting self-evaluations.  Interview topics generally included, among other matters, Board composition and structure, Board committees and their leadership, meeting topics and process, information flow, Board oversight of strategic planning and risk management, and access to management. The law firm partner, who leads her law firm’s corporate governance team, used insights from the individual interviews to lead a full Board discussion in October 2018. Following this discussion, the Board implemented certain enhancements and other modifications identified during the process.

For 2019, the N&CG Committee determined to use the same overall process as used in 2017: directors will complete written questionnaires focusing on how the Board and each committee perform as a unit, and an independent third party will facilitate the process and provide feedback to the Board and its committees.

Director Orientation and Continuing Education

All new directors participate in an extensive director orientation program which enables them to quickly become active, knowledgeable and effective members of the Company’s Board.  The program includes, among other things, receiving extensive written materials covering the Company, meetings with key members of management, and a branch visit. The process is tailored to take into account the individual needs of each new director, including their experience level and the committees to which they have been assigned.

The N&CG Committee is responsible for overseeing the new director orientation program. The Executive Vice President—Chief Administrative and Legal Officer and Senior Vice President, General Counsel and Corporate Secretary are responsible for administering the program and reporting to the N&CG Committee the status of the orientation process with respect to each new director. The orientation process is designed to provide new directors with comprehensive information about the Company’s business, strategic plan, financial performance and compensation practices, as well as the policies, procedures and responsibilities of the Board and its committees.

The Board also provides continuing education for all directors through individual speakers who make presentations in connection with in-person Board meetings. For example, during 2018, the Board hosted: (i) governance professionals from three institutional investors for a panel discussion about environmental, social and governance matters; (ii) a speaker about corporate strategy; and (iii) a cybersecurity and privacy expert for a presentation about board oversight of privacy and data protection, including the General Data Protection Regulation (Regulation (EU) 2016/679). The Company receives feedback from the directors on potential topics that would be useful for these presentations. In addition to facilitating these customized in-house programs, we also provide opportunities for directors to attend commercial director education seminars hosted by third parties. The N&CG Committee reviews the company’s director education process periodically to ensure the continuing education provided remains relevant and helpful.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2016, we amended the guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for re-election. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”). This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Ethical Conduct or waivers from any provision of the Code of Ethical Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. We actively monitor internal compliance with our Code through an annual survey, which is given to (i) all salaried employees; and (ii) hourly employees in a financial, information technology or sourcing role. We also require that all employees complete an online training course covering our Code of Conduct.

Statement on Modern Slavery and Human Trafficking

We have adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Proxy Access

On September 8, 2016, the Board approved amendments to the Company’s By-Laws, effective immediately, to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s voluntary adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Removal of Supermajority Voting Requirements

As a result of the Board’s ongoing review of corporate governance best practices, and following a vote at the Company’s 2016 annual meeting on a stockholder proposal, the Board determined that it was in the Company stockholders’ best interest to include a Board proposal in the Company’s 2017 proxy statement to amend the Company’s Restated Certificate of Incorporation to eliminate each voting requirement that called for a greater than simple majority vote (the “Simple Majority Amendment”). At the Company’s 2017 annual meeting, stockholders voted to approve the Simple Majority Amendment. Effective May 4, 2017, the Company’s Restated Certificate of Incorporation was amended to remove supermajority voting requirements.

Stockholders’ Ability to Call Special Meetings of Stockholders

At the Company’s 2017 annual meeting held on May 4, 2017, stockholders voted on two proposals—one stockholder proposal and one Board proposal—proposing to give stockholders the right to call special meetings of stockholders. The stockholder proposal was advisory and proposed a 10% threshold. The Board proposal was binding and proposed a 25% threshold. Both proposals passed. Effective May 4, 2017, the Company’s Restated Certificate of Incorporation was amended to eliminate the provision limiting stockholders’ ability to call special meetings. This allowed the Board to immediately amend the Company’s By-Laws to implement the right for one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate to request that the Board call a special meeting of stockholders.

After due consideration of feedback from the Company’s comprehensive 2017 stockholder outreach program (described more fully on page 4 of the Company’s 2018 proxy statement) and corporate governance best practices, the Board determined that it was in the Company’s best interests not to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10%.

Board Leadership Structure and Role of Our Lead Independent Director

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. We believe that separating the roles of Chairman and Chief Executive Officer better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

As previously announced, Dr. Britell, our current Chairman, will not stand for re-election at the Annual Meeting, at which time Michael Kneeland will retire as Chief Executive Officer and become Chairman. In light of Mr. Kneeland becoming Chairman, our independent directors have appointed Bobby Griffin to become Lead Independent Director, also effective at the Annual Meeting. As Lead Independent Director, Mr. Griffin’s responsibilities will include:

●	Chairing executive sessions of independent directors, and briefing the Chairman and management on issues arising from those executive sessions;
●	Helping to formulate and approve meeting agendas and materials;
●	Acting as an independent resource for the Chief Executive Officer and committee chairs, as necessary;
●	Working with the N&CG Committee Chairman to oversee the annual Board self-evaluation process;
●	Facilitating discussion among independent directors on key issues outside of Board meetings;
●	Helping to build consensus and encourage a culture of engagement, open dialogue, and transparency; and
●	Serving as a non-exclusive conduit to the Chief Executive Officer and/or Chairman of views, concerns and issues of independent directors.

We believe this structure of a separate Chairman and Chief Executive Officer, combined with a Lead Independent Director, enables each person to focus on different aspects of company leadership and reinforces the independence of our Board as a whole. We believe this structure also results in an effective balancing of responsibilities, experience and independent perspective; establishes and preserves management accountability; provides a structure that allows the Board to set objectives and monitor performance; and enhances stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

●	employed by the Company or any of its affiliates;
●

an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

●	employed by a significant customer or supplier;
●	party to a personal service contract with the Company or the Chairman, Chief Executive Officer or other executive officer of the Company or any of its affiliates;
●

an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

●	a relative of any executive officer of the Company or any of its affiliates; or
●

part of an interlocking directorate in which the Chief Executive Officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Eleven of our 12 current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: Jenne K. Britell; José B. Alvarez; Marc A. Bruno; Bobby J. Griffin; Kim Harris Jones; Terri L. Kelly; Gracia C. Martore; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Michael J. Kneeland and director nominee Matthew J. Flannery are not considered independent because of their employment (or, in the case of Mr. Kneeland, former employment, as of May 8, 2019) with the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board took into account that Filippo Passerini is an Operating Executive at The Carlyle Group, an investment manager with, as of December 31, 2018, $216 billion in assets under control across 343 investment vehicles. Because of the size of The Carlyle Group and the nature of its business, The Carlyle Group has ownership in certain entities with which the Company does business. In all instances, the amount of payments made to or received from each entity represented less than $1 million per year. In addition, the N&CG Committee and the Board considered that Marc Bruno is Chief Operating Officer for Sports, Leisure, Corrections, Facilities, and K-12 at Aramark Corporation

(“Aramark”) and that the Company pays fees to and generates revenue from Aramark. The annual fees that the Company pays to Aramark and the annual revenue that the Company generates from Aramark did not exceed $1 million per year or 1% of Aramark’s consolidated gross revenues. The Board and the N&CG Committee believe that all of these transactions and relationships during fiscal year 2018 were on arm’s-length terms that were reasonable and competitive and the directors did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions of the Board

Our Corporate Governance Guidelines currently provide that our non-management directors should meet at least twice a year in executive sessions without the presence of management. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the Chief Executive Officer, and to such other officers as is appropriate, based upon the matters discussed at such meetings. During 2018 Board and committee meetings, our non-management directors met in executive session without the presence of management seven times.

Effective at the Annual Meeting, when Michael Kneeland retires as Chief Executive Officer and becomes Chairman, and Bobby Griffin becomes Lead Independent Director, our Corporate Governance Guidelines will be revised to reflect that our independent directors should meet at least twice a year in executive sessions, and that the Lead Independent Director should preside over these executive sessions and, as required, provide feedback to the Chairman and Chief Executive Officer and such other officers as is appropriate.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2020 Annual Meeting—Stockholder Nominees for Inclusion in the 2020 Proxy Statement (Proxy Access)” and “Other Matters—Submission of Stockholder Proposals for the 2020 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2020 Annual Meeting (Advance Notice).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles and engages in thorough discussions at Committee meetings in an effort to identify the best candidates. Once preliminary candidates are identified, the N&CG Committee Chairman, the Chairman and/or Chief Executive Officer conduct preliminary interviews with those individuals. After the preliminary interview stage, final candidates interview with all members of the Board, which the Board believes creates “buy-in” from all parties and helps attract quality candidates and populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 12 nominees for election as directors at the Annual Meeting are: José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, who has been a director since May 2018; Matthew J. Flannery, who will become CEO immediately after the Annual Meeting and who is a new director nominee; Bobby J. Griffin, who has been a director since January 2009 and who will become Lead Independent Director immediately after the Annual Meeting; Kim Harris Jones, who has been a director since September 2018; Terri L. Kelly, who has been a director since May 2018; Michael J. Kneeland, who is the Company’s current CEO and immediately after the Annual Meeting will become Chairman, and has been a director since August 2008; Gracia C. Martore, who has been a director since June 2017; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on its record of board diversity and bring fresh perspectives to the boardroom. Accordingly, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications would bring further strength to our Board. During 2016, the Firm interviewed each then-current director and members of senior management and worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies are listed under the “Proposal 1 – Election of Directors” section of this Proxy Statement. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan, both of which were used to guide new director appointments during 2016, 2017, 2018 and 2019.

In addition, in furtherance of our commitment to board refreshment, on October 17, 2016, we amended our Corporate Governance Guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for re-election.

As a result of the director retirement age policy and our ongoing board refreshment initiative, three of our long-serving directors did not stand for re-election in 2017; one long-serving director did not stand for re-election in 2018; and Dr. Britell, our current Chairman, will not stand for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno, Ms. Kelly and Ms. Harris Jones joined the Board as new directors in 2018; and Mr. Flannery is being nominated as a new director this year.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Environmental and Social Highlights

Management and our Board understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social and governance considerations into how we do business. In furtherance of this commitment, the N&CG Committee amended its charter in 2018 to take formal responsibility for oversight of the Company’s environmental, social and governance policies and practices, including review of related metrics.

Each year, we publish a corporate responsibility report showcasing our commitment to balancing the social, economic and environmental aspects of our business. The 2017 report is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab or using the following link: https://www.unitedrentals.com/sites/default/files/2018-11/2017CSR.PDF. The information presented below is intended to be a summary. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our corporate responsibility report.

Environment

We believe that our primary business—the rental of equipment—is an environmentally friendly model because it reduces ownership of assets and allows for the maximum utilization of assets that have already been manufactured. Additionally, as highlighted in our corporate responsibility report, we are focused on improving our environmental performance, and the environmental performance of our customers, in a variety of ways. For example, every Company branch uses a Company-provided scorecard to track energy use and identify potential areas of improvement. In addition, the Company’s FAST (field automation systems technology) initiative helps optimize routes and loads, thus reducing fuel consumption. Further, each Company driver’s idle time is measured and documented on an individual driver scorecard. These scorecards are a key part of each driver’s performance evaluation, which ties to individual compensation. We also have an ongoing lighting retrofit program aimed at reducing energy use at our branch locations and improving work conditions for our employees. UR Control®, our online rental management platform, assists customers in renting only the equipment they need and off-renting equipment they do not need, thus reducing underutilized equipment at jobsites and in transit. Additionally, we have invested in telematics as a way to increase the efficiency of our larger equipment. We believe there are substantial benefits to using telematics, including: (i) visibility into runtime and equipment utilization; (ii) the ability to locate equipment; and (iii) proactive fuel alerts.

Social

Safety is one of our core values and 92% of our branches were injury-free in 2018. We lead our industry in safety performance and rank in the top quartile across all industry sectors. United Academy®, the safety training curriculum we use to train our own employees, is also used by our customers to leverage our expertise and to help them establish a safety culture of their own. Also, safety performance is included as a qualitative goal used to assess the CEO’s and other senior executives’ individual performance.

In addition, we are passionate about building a diverse workforce and realizing the benefits that come from sharing a variety of perspectives. Our approach to diversity and inclusion (“D&I”) is comprehensive. With support from the Board and executive team, the Company drives its D&I initiatives through many efforts, including its employee resource groups: Together United, Women United, and Veterans United. Further, recruitment of diverse employees is included as a qualitative goal used to assess the CEO’s and senior executives’ individual performance.

We also take pride in welcoming transitioning military personnel to our workforce, and are dedicated to recruiting qualified veterans. In recognition of our efforts, we were selected as a Top Veteran-Friendly Company in 2018, for the third consecutive year, by U.S. Veterans Magazine. The magazine polled hundreds of Fortune 1000 companies for this year’s “Best of the Best” evaluations. This distinction recognizes our commitment to providing opportunities to America’s veterans and transitioning service members. Further, we safeguard the jobs of our employees who serve in the uniformed services. We provide pay during active duty deployments, support reserve training commitments, and provide job protection for both service members and eligible family members during an active leave or medical leave. For additional military and veteran awards, see the “Proxy Statement Summary—2018 Awards and Recognitions” section of this Proxy Statement.

Additionally, we are the proud sponsor of the United Compassion Fund, an employee-funded 501(c)(3) charity which assists United Rentals employees in need (e.g., employees affected by natural disasters, serious illnesses or accidents). In 2018, our employees contributed $993,400 to the United Compassion Fund, assisting 129 United Rentals families. Through support from employees, directors and the Company, almost $3.3 million has been donated to the fund since inception. Administrative costs and fees associated with the fund are paid for by the Company, so every dollar contributed goes directly to assisting those in need.

Environmental and Social Risk Management

We believe that effective management of environmental and social risks helps us by furthering our strategy for consistently providing superior customer service and by helping to optimize our operations.

Our Board delegates authority for day-to-day management of environmental and social topics to management. The Board oversees environmental and social issues and is in touch with stakeholder concerns through a number of processes. For example, the Board has a formal schedule for consideration of safety matters and reviews results from all employee engagement surveys, which typically occur every 18 months. In addition, the Board reviews workplace diversity annually, and receives monthly updates on diversity metrics. Further, the N&CG Committee, pursuant to its recently revised charter, reviews the Company’s environmental and social policies and practices, including review of related metrics, at least once a year.

Environmental and social risks are also part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

Political Activities and Public Policy Participation

As noted in our Code of Ethical Conduct, the Company prohibits political contributions of any kind (money, time, goods or services), directly or indirectly, even when permitted by law. In addition, the Company is restricted from financially supporting events where a portion of the funds will be used, directly or indirectly, to fund political candidates or political parties, election campaigns or related expenses, such as communications. Moreover, the Company requests that its trade and industry associations not use Company funds for political expenditures. The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries that advocate on the Company’s behalf. The Company’s legal department oversees this type of advocacy on behalf of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2018 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our 2018 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Michael Kneeland	Chief Executive Officer(1)
Jessica Graziano	Executive Vice President and Chief Financial Officer(2)
Matthew Flannery	President and Chief Operating Officer(3)
Dale Asplund	Executive Vice President, Business Services and Chief Information Officer
Craig Pintoff	Executive Vice President, Chief Administrative and Legal Officer
William Plummer	Former Executive Vice President and Chief Financial Officer(4)
(1)	Mr. Kneeland remained as Chief Executive Officer but ceased to be President upon Mr. Flannery’s promotion to such role, effective March 8, 2018.
(2)	Ms. Graziano was promoted to Executive Vice President and Chief Financial Officer, effective October 12, 2018.
(3)	Mr. Flannery was promoted to President, effective March 8, 2018, assuming the title from Mr. Kneeland. He continued in his role as Chief Operating Officer.
(4)

Mr. Plummer retired as Executive Vice President and Chief Financial Officer on October 12, 2018. He remained with the Company until January 31, 2019 in an advisory capacity and provided transition services in connection with the transfer of his responsibilities.

The Board appointed Jessica Graziano as Executive Vice President and Chief Financial Officer, effective October 12, 2018, to succeed William Plummer upon his retirement. Ms. Graziano joined United Rentals in December 2014 as Controller and Principal Accounting Officer and was promoted to Senior Vice President in March 2017. In this role, she worked closely with the senior leadership team to oversee the Company’s accounting, financial planning and analysis, and insurance departments. Ms. Graziano has more than two decades of financial management experience. Mr. Plummer remained with the Company until January 31, 2019 in an advisory capacity and provided transition services in connection with the transfer of his responsibilities.

In January 2019, the Board appointed Matthew Flannery, the Company’s President and Chief Operating Officer, to become Chief Executive Officer (while remaining as President). Additionally, the Board appointed Michael Kneeland, the current Chief Executive Officer, to become non-executive Chairman. The appointments will become effective at the Company’s annual meeting of stockholders on May 8, 2019, when Mr. Kneeland will retire as Chief Executive Officer.

Executive Summary

2018 Business Highlights

2018 was an exceptional year for the Company. Total revenue increased 21.2% to $8.047 billion and rental revenue increased 21.4% to $6.940 billion from 2017, both of which were Company records. These increases included the impact of the acquisitions of NES Rentals Holdings II, Inc. (“NES”) in April 2017, Neff Corporation (“Neff”) in October 2017, BakerCorp International Holdings, Inc. (“BakerCorp”) in July 2018, and Vander Holding Corporation and its subsidiaries (“BlueLine”) in October 2018. On a pro forma basis reflecting the impact of the NES, Neff, BakerCorp and BlueLine acquisitions (i.e., including the standalone pre-acquisition results of NES, Neff, BakerCorp and BlueLine for 2017 and 2018), rental revenue increased 10.5% year-over-year, reflecting growth of 6.9% in the volume of equipment on rent and a 2.6% increase in rental rates.

Year-over-year, for 2018, adjusted EBITDA(1) increased 22.1% to $3.863 billion and adjusted EBITDA margin increased 40 basis points to 48.0%. Return on invested capital (ROIC)(2) increased to a Company record of 11.0%. Economic profit improvement (EPI)(3), which measures the year-over-year improvement in the Company’s economic profit assuming a constant weighted cost of capital and which reflects management’s ability to grow the business and generate profitable returns, was $328 million for 2018, compared with $47 million for 2017.

1

Adjusted EBITDA is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for the adjusted EBITDA-to-GAAP reconciliations. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

2

ROIC is a non-GAAP financial measure that is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% for 2018 and 35% for 2017 and 2016 were used to calculate after-tax operating income. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Cuts and Jobs Act of 2017 was applied to ROIC for all historic periods, the Company estimates that ROIC would have been 10.8%, 10.6% and 10.0% for 2018, 2017 and 2016, respectively.

3

EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources and which is assumed to be a constant 10%.

The Company’s specialty segment, Trench, Power and Fluid Solutions, experienced solid growth in 2018. Rental revenue for the segment increased by 40.7% year-over-year, including a 19.0% increase on a same store basis. Rental gross margin decreased by 140 basis points to 48.2%, primarily due to the impact of the BakerCorp acquisition. For more information regarding the Company’s 2018 performance, please refer to the Form 10-K.

Much of our success in 2018 can be attributed to the skilled implementation of the Company’s business strategy by our senior management and the Board, who continue to collaborate to create long-term value for our stockholders. In particular, management successfully led the Company’s business through a significant amount of change and growth during the NES, Neff, BakerCorp and BlueLine integrations. The chart below shows the total cumulative return of the Company’s stock since December 31, 2015, compared with the S&P 500 and our 2018 Executive Compensation Peer Group (as defined on page 44 of this Proxy Statement).

2018 Incentive Compensation Highlights

Consistent with our record performance in 2018, we excelled against our internal business plan, which included the forecasted financial impact of our major acquisitions during the year. Specifically, the Committee revised goals under the incentive compensation plans concurrent with the acquisition of BakerCorp in July 2018, and further adjusted the goals concurrent with the acquisition of BlueLine in October 2018. The adjustments included significant increases to the adjusted EBITDA and total revenue goals to prevent any potential unfair windfall, and minor decreases to the EPI and ROIC goals to prevent any potential unfair penalization. Based on our results, the funding of the annual incentive amounts was above target for both our Annual Incentive Compensation Plan (“AICP”) and our Long-Term Incentive Plan (“LTIP”) relative to the adjusted goals. AICP bonuses were funded at 130.5% of target, and LTIP awards were earned at 183.1% of target.

For details, please refer to “The 2018 Executive Compensation Program in Detail” section starting on page 45 of this Proxy Statement.

2018 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (89% for the CEO and an average of 77% for our other NEOs, excluding Mr. Plummer who is no longer employed by the Company) based upon annual target total direct compensation (“TTDC”) for fiscal year 2018. Note that these charts do not include any one-time grants or awards outside of annual TTDC.

2018 “Say on Pay” Results and Stockholder Engagement

At the Company’s 2018 annual meeting of stockholders, we received substantial support for our executive compensation program, with over 93% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year.

We value our stockholders’ perspective on our business and each year proactively interact with stockholders through numerous stockholder engagement activities. In 2018, these included our biennial investor day, our annual meeting of stockholders, quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, at the Board’s request, management conducted the 2018 Stockholder Outreach Program to engage with our top stockholders about key governance and compensation topics specific to the Company, along with other topics and trends our stockholders wished to discuss. Details about the 2018 Stockholder Outreach Program are outlined on page 4 of this Proxy Statement.

For example, during some of our outreach discussions, we heard from investors that they were seeking more clarity around the performance metrics in our short- and long-term incentive plans. As a capital-intensive business, the performance metrics utilized in our AICP and LTIP are intended to align management’s interests with those of our stockholders by rewarding profitable growth and returns above our cost of capital. For 2018, the AICP and LTIP used the mix of performance measures shown in the following table to support our emphasis on growth, profitability and returns.

A Closer Look at the Performance Measures In Our Incentive Plans
Plan:	AICP		LTIP
Metrics:	Adjusted EBITDA	EPI	Revenue	ROIC
Weightings:	70%	30%	70%	30%
Key Points:

•     Adjusted EBITDA is more heavily weighted to emphasize growth, while continuing to provide strong accountability for returns.

•     Economic Profit Improvement (EPI) is the year-over-year improvement in our economic profit, assuming a constant weighted cost of capital. We use EPI because it:

o    Reflects management’s ability to grow the business year-over-year and generate profitable returns. EPI measures the year-over-year spread between ROIC and the Company’s weighted cost of capital;

o    Measures how successfully we maximize profit while minimizing capital investments; and

o    Places a spotlight on our ability to manage cash and generate earnings, which is especially important given our capital intensive cyclically-driven business.

•     For our EPI calculation, we assume a constant weighted cost of capital of 10% to focus on driving returns, not the cost of capital.

•     Revenue is more heavily weighted to ensure we are delivering profitable growth.

•     ROIC, which is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash, reinforces the importance of returns on capital.  We use ROIC because it:

o    Focuses on efficient use of assets, which is important given our capital-intensive business.

Additionally, during our outreach discussions, stockholders indicated that they wanted to see the Company more heavily weight EPI and ROIC in its incentive plans. Accordingly, for 2019, the Committee approved the return to a more balanced portfolio of incentive metrics in the AICP and LTIP, as summarized below:

2019 Performance Measures In Our Incentive Plans
Plan:	AICP		LTIP
Metrics:	Adjusted EBITDA	EPI	Revenue	ROIC
Weightings:	50%	50%	50%	50%

Overall, our stockholders continue to be broadly supportive of our approach to executive compensation and we are committed to keeping our program aligned with our business strategy and investor expectations.

Summary of Our Executive Compensation Practices

What We Do		What We Don’t Do

✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites

✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans

✓	Double-trigger equity vesting following a change in control	×	No history of re-pricing equity awards

✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value

✓	Engage an independent compensation consultant	×	No tax gross-ups

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

•   Align the interests of executives with those of our stockholders through equity compensation that correlates with long-term stockholder value

•   Make efficient use of equity-based compensation

•   Encourage significant management ownership and retention of our common stock

•   Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance

•   Set target total direct compensation at competitive levels

•   Be competitive with the programs at companies with which the Company competes for talent

•   Link substantial portions of compensation to Company, business unit, and individual performance

•   Reward the appropriate balance of short-term and long-term financial and strategic business results

•   Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent

AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns

LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2018 Target Total Direct Compensation (TTDC)

The following table shows the 2018 TTDC opportunity for each of the NEOs.

	TTDC(1)
NEO	Base Salary(2)	Target AICP	Target LTIP	Total
Michael Kneeland	$1,000,000	$1,500,000	$6,250,000	$8,750,000
Jessica Graziano	$485,000	$436,500	$1,000,000	$1,921,500
Matthew Flannery	$750,000	$750,000	$2,200,000	$3,700,000
Dale Asplund	$575,000	$517,500	$1,350,000	$2,442,500
Craig Pintoff	$550,008	$495,007	$1,350,000	$2,395,015
William Plummer	$636,593	$572,934	$1,600,000	$2,809,527

(1)

The above table is not a substitute for the Summary Compensation Table set forth on page 59 of this Proxy Statement. The amounts in this table differ from the amounts determined under SEC rules as reported for 2018 in the Summary Compensation Table. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s reporting requirements. Please see page 51 of this Proxy Statement for further explanation.

(2)

Annual base salaries were effective as of April 1, 2018, other than for Mr. Flannery (who was promoted to President and Chief Operating Officer on March 8, 2018, at which time his base salary shown above became effective), and for Ms. Graziano (who was appointed Executive Vice President and Chief Financial Officer effective October 12, 2018, at which time her base salary shown above became effective).

Our Decision-Making Process

The Role of the Compensation Committee

The Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our NEOs. The Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs is fair, reasonable, and competitive, provides an appropriate balance of base pay and short-term and long-term incentives, and does not cause unnecessary risk-taking.

The Role of Management

Our CEO, CFO, and Executive Vice President—Chief Administrative and Legal Officer each have two key responsibilities with respect to the executive compensation program:

●

Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●

Make recommendations for compensation actions each year (these executives do not make recommendations on their own pay). To make such recommendations, management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO. These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative and Legal Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently approves, suggests changes, or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2018, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence based on factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2018, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer regularly attends Committee meetings and also responds on a regular basis to questions from members of the Committee, providing them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive.

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2018 target compensation levels for the NEOs, the Company used the Executive Compensation Peer Group detailed below. This Executive Compensation Peer Group was determined by the Committee based on an in-depth review from its independent compensation consultant, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group. The 2018 TTDC opportunities, consisting of base salary, target AICP, and annual LTIP awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group

Avis Budget Group, Inc.	Masco Corporation*

C.H. Robinson Worldwide, Inc.*	Republic Services, Inc.

Cintas Corporation	Rockwell Automation Inc. *

Dover Corporation*	Ryder System, Inc.

Fortive Corporation*	Waste Management, Inc.

H.D. Supply Holdings, Inc.	WESCO International, Inc.

Ingersoll-Rand Plc*	W.W. Grainger, Inc.

J.B. Hunt Transport Services, Inc.	Xylem Inc.*

 *These companies were added to the Executive Compensation Peer Group in 2018 to improve the overall comparability of the group to the Company ─ in particular, to better reflect the Company’s market valuation. In addition, the following four companies were removed to due to size differences: Hertz Global Holdings, MSC Industrial Direct Co., Inc., Pitney Bowes and Trinity Industries, Inc.

Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$10,392	$21,484	$22,256
50th	$8,164	$14,507	$16,992
25th	$7,141	$11,265	$14,153
URI(2)	$7,582	$14,537	$23,625
Percentile Rank	30th	50th	>75th

(1)	As presented to the Committee in May 2018. Market-based metrics are as of March 2018 and revenue is as of the end of each company’s then most recent quarter.
(2)	The Company’s annual revenue is estimated 2018 revenue as of March 2018 and does not reflect actual results. The Company’s market-based metrics are as of March 2018.

The 2018 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

During the first quarter of 2018, based on the annual review and to better align base salaries with the market, the Committee determined to increase base salaries for Messrs. Kneeland, Asplund, Pintoff and Plummer by $50,000, $24,986, $49,955, and $18,542, respectively, effective April 1, 2018. Mr. Kneeland’s base salary had not previously been increased since October 22, 2012. The Committee also decided to increase Mr. Flannery’s salary by $99,979, effective March 8, 2018, in connection with his promotion from Executive Vice President to President. The Committee also approved a base salary of $485,000 for Ms. Graziano, effective October 12, 2018, in connection with her promotion to Executive Vice President and Chief Financial Officer. The table below shows the updates to the NEO’s salaries:

NEO	2017	2018	% Increase
Michael Kneeland	$950,000	$1,000,000	5.26%
Jessica Graziano(1)	$—	$485,000	—%
Matthew Flannery	$650,021	$750,000	15.38%
Dale Asplund	$550,014	$575,000	4.54%
Craig Pintoff	$500,053	$550,008	9.99%
William Plummer	$618,051	$636,593	3.00%
(1)	Ms. Graziano was not a NEO prior to her promotion to Executive Vice President and Chief Financial Officer in October 2018, so her 2017 base salary is not disclosed.

During the first quarter of 2019, based on the annual review, the Committee determined to increase base salaries for Ms. Graziano and Messrs. Asplund and Pintoff by $21,834, $18,715 and $17,874, respectively, effective April 1, 2019. The Committee also determined to increase Mr. Flannery’s salary by $100,000, effective May 1, 2019, in connection with his promotion to Chief Executive Officer.

Annual Incentive Compensation Plan

2018 AICP At-A-Glance

2018 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary, and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. Following Ms. Graziano’s promotion to Executive Vice President and Chief Financial Officer in October 2018, target award opportunities for 2018 were as follows:

NEO	Target AICP (as a % of Base Salary)
Michael Kneeland	150%
Jessica Graziano(1)	90%
Matthew Flannery	100%
Dale Asplund	90%
Craig Pintoff	90%
William Plummer	90%

(1)

Ms. Graziano was promoted to her current position of Executive Vice President and Chief Financial Officer in October 2018.  As a result, Ms. Graziano’s target award opportunity was 80% of her then-current base salary for the first nine months of 2018 and 90% of her current base salary for the last three months of 2018.

2018 Funding Levels and Results

The chart below shows the 2018 goals set for adjusted EBITDA and EPI, as well as actual results.

		2018 Performance Metrics ($M)(1)
Payout Level	% of Target	Adjusted EBITDA (70% weighting)(1)(2)	EPI (30% weighting)(1)(2)
Maximum	200%	$3,960	$426
Target	100%	$3,760	$268
Threshold	50%	$3,360	($48)
Actual Results(2)(3)		$3,867	$328
		133.4% of Target	123.8% of Target
Funded Amount		130.5% of Target

(1)

Reflects the revised goals under the incentive plans in connection with the acquisition of BakerCorp in July 2018 and the acquisition of BlueLine in October 2018. The revised goals included significant increases to the adjusted EBITDA goals (to prevent any potential unfair windfall) and minor decreases to the EPI goals (to prevent any potential unfair penalization).

(2)

For purposes of the AICP, adjusted EBITDA is as defined in our Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact. EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC (defined on page 5 of this Proxy Statement) and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For the EPI calculation, we assumed a constant weighted cost of capital of 10%.

(3)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between Target and Maximum.

2018 Individual Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of the adjusted EBITDA and EPI goals as described above, the Committee may adjust each NEO’s funding level by 90% to 110% based on the achievement of individual performance goals. The Committee retains discretion to further adjust the award upward or downward based on its overall assessment of performance.

To assess individual performance, the Committee selected qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. For Messrs. Kneeland, Flannery and Plummer, and Ms. Graziano, the Committee selected individual discretionary goals tied to: branch productivity; safety performance; recruitment of diverse employees; customer service at our branch operations; and online digital strategy, none of which are dispositive or individually weighted.

For Mr. Asplund, individual discretionary goals were tied to: increased efficiency in fleet management; credit and collections improvements; efficient use of shared services; and information and technology matters, none of which are dispositive or individually weighted. For Mr. Pintoff, individual discretionary goals were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings; business development; talent management; succession planning; recruitment of diverse employees; training and development; and reduction in legal and human resources expenses, none of which are dispositive or individually weighted.

2018 AICP Pay Outcomes

Based on the above adjusted EBITDA and EPI results, the funding of the annual incentive amounts was set at 130.5% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO.

 To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 75% in cash and 25% in vested shares of the Company’s common stock for 2018. Mr. Plummer’s earned annual incentive amount was delivered 100% in cash because he retired from the Company prior to the payment of 2018 bonuses. The following table lists the actual awards and bonuses earned by the NEOs in 2018 (and paid in 2019).

	Actual Payout	Actual Payout ($)
NEO	(as a % of Funded Amount)	Cash(1)	Vested Shares(2)
Michael Kneeland	110%	$1,614,941	$538,327
Jessica Graziano(3)	110%	$377,753	$125,994
Matthew Flannery	110%	$807,470	$269,226
Dale Asplund(4)	110%	$594,335	$148,688
Craig Pintoff	110%	$532,944	$177,706
William Plummer(5)	100%	$747,668	$—

(1)	Amounts rounded to the nearest dollar.
(2)	Amounts reflect the March 11, 2019 grant date value of vested shares, as rounded up to the nearest whole share and amounts rounded to the nearest dollar.
(3)

Ms. Graziano was promoted to her current position of Executive Vice President and Chief Financial Officer in October 2018.  Ms. Graziano’s pro-rated target AICP award opportunity was based on the time she served in her prior role and the time she served in her current role, which amount was 80% of her then-current base salary for the first nine months of 2018 and 90% of her current base salary for the last three months of 2018.

(4)

For Mr. Asplund, who elected to defer a portion of his annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 55 of this Proxy Statement), the 75% cash and 25% stock split is applied to the non-deferred portion of his earned amount (and the deferred portion is shown in the cash column in the table above).

(5)

Mr. Plummer did not participate in the cash and stock split program, as he was not an active employee at the time of the bonus payment. Therefore, his bonus amount was paid in all cash, subject to his Executive Nonqualified Excess Plan deferral.

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between three and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, each NEO must retain 50% of the Company’s common stock received upon the exercise, vesting, or payment of equity-based awards granted by the Company, including the shares paid in respect of his or her 2018 annual incentives. Each of the NEOs was in compliance with the guidelines as of December 31, 2018.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2018, the Company granted annual equity compensation awards under our Second Amended and Restated 2010 Long-Term Incentive Plan (the “2010 LTIP”) as follows (these charts do not include any one-time grants or awards):

Performance-based restricted stock units (“PRSUs”) are earned and vest only when a specified performance level is achieved. Time-based restricted stock units (“RSUs”) vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s PRSUs and time-based RSUs have not earned any dividend equivalents.

 2018 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of PRSUs and time-based RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The table below shows the PRSUs and time-based RSUs awarded for fiscal 2018 for each of the NEOs (the table below does not reflect any one-time grants or awards):

	2018 LTIP Awards
NEO	2018 PRSUs(1)	2018 Time-Based RSUs(2)
Michael Kneeland	27,029	6,757
Jessica Graziano(3)	1,571	673
Matthew Flannery	8,325	3,568
Dale Asplund	5,109	2,189
Craig Pintoff	5,109	2,189
William Plummer(4)	6,055	2,595

(1)	Earned PRSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described below.
(2)

Time-based RSUs vest in one-third increments on each anniversary of the grant date, generally subject to continued employment. For more details about the retirement treatment of Mr. Plummer’s LTIP awards, please refer to “Termination and Change in Control Benefits” on page 53 of this Proxy Statement.

(3)

In addition to her annual LTIP award, Ms. Graziano also received a one-time grant of 3,627 time-based RSUs during 2018 in recognition of her increased responsibilities and promotion to Chief Financial Officer. These time-based RSUs are not included in the table above. These time-based RSUs vest in one-third increments on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of the grant date.

(4)

In addition to his annual LTIP award, Mr. Plummer also received 3,514 time-based RSUs during 2018 to encourage him to remain with the Company during a transition period. However, in connection with his retirement, he forfeited two-thirds of the time-based RSUs from this award. For more details about the retirement treatment of Mr. Plummer’s LTIP awards, please refer to “Termination and Change in Control Benefits” on page 53 of this Proxy Statement.

A Closer Look at Performance-Based RSUs (“PRSUs”)

 Performance criteria for our PRSUs measure year-over-year performance over the course of a three-year period, rather than measure performance once at the end of the three-year period, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ PRSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and generally subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. By reestablishing goals annually, we ensure that we always have the appropriate criteria and rigor tied to the incentive performance targets. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences:

Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the
Compensation Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences, due to stock price fluctuations as further discussed below, between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance. In the discussion below, the reported PRSU award GDFV is referred to as the “reported GDFV” and the target PRSU award GDFV is referred to as the “target GDFV”. This discussion and the table below are not intended to be replacements or substitutes for the Summary Compensation Table set forth on page 59 of this Proxy Statement.

The differences between the reported GDFV and the target GDFV are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC reporting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 3 thereto) and the amount of the award the Committee originally awarded. When the grant date stock price has declined, relative to the stock price at the time of the original award, reported GDFV will be lower than target GDFV. When the grant date stock price has increased, relative to the stock price at the time of the original award, as the 2017 and 2018 grant date stock prices did, reported GDFV will exceed target GDFV.

The table below shows how the reported GDFV for our CEO has deviated from target GDFV over the past four years. For 2017 and 2018, the CEO’s reported GDFV was meaningfully above target GDFV. This was a direct result of our strong stock price performance reflected in the 2017 and 2018 grant date stock prices.

	2015	2016	2017	2018
Stock Price at Grant	$87.05	$59.85	$129.78	$184.99
Target PRSU GDFV Approved by the Committee (000’s)	$5,000	$5,000	$5,000	$5,000
Reported PRSU GDFV in the Summary Compensation Table (000’s)	$5,104	$3,914	$7,766	$9,194
Difference Between Target and Reported for CEO (000's)	$104	($1,086)	$2,766	$4,194

As reflected in the table above, the target GDFV for the CEO for each year since 2015 was $5,000,000, which vests over a three-year period. The reported GDFV for 2018 includes one-third of each of the 2016, 2017 and 2018 awards that vest based on 2018 performance. The reported GDFV exceeded target GDFV for 2018 because the stock price on the 2018 grant date ($184.99) exceeded the stock prices on the grant dates (at the time of the original awards) of the 2016 and 2017 awards ($59.85 and $129.78, respectively). If the CEO’s PRSU awards had been reported in the Summary Compensation Table using the target GDFV, his total 2018 compensation would have been $9,404,199, which is $4,194,003 less than what was reported as determined under SEC reporting rules.

2018 PRSU Outcomes

Based on 2018 results, the Committee determined that 183.1% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2019.

For 2018, the Committee selected total revenue and ROIC (as defined on page 5 of this Proxy Statement) as the relevant performance metrics. The chart below shows the performance goals set for total revenue and ROIC, as well as actual results. Consistent with our program structure, these metrics applied to the first tranche of PRSUs awarded in 2018; the second tranche of PRSUs awarded in 2017; and the third tranche of PRSUs awarded in 2016.

		2018 Performance Metrics ($M)
Payout Level	% of Target	Total Revenue (70% weighting)(1)	ROIC (30% weighting)(1)
Maximum	200%	$7,990	11.45%
Target	100%	$7,723	10.64%
Threshold	50%	$7,056	8.63%
Actual(1)(2)		$8,059	11.00%
		200.0% of Target	143.8% of Target
Earned Amount		183.1% of Target

(1)

Reflects the revised goals under the incentive plans in connection with the acquisitions of BakerCorp in July 2018 and BlueLine in October 2018. The revised goals included significant increases to the total revenue goals (to prevent any potential unfair windfall) and minor decreases to the ROIC goals (to prevent any potential unfair penalization). For purposes of the PRSUs, total revenue and ROIC include an adjustment to normalize for the foreign exchange rate impact.

(2)	The actual percent of target achieved for ROIC is calculated based on straight-line interpolation between incremental goal levels established between Target and Maximum.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2018, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; unvested restricted stock or RSUs that vest solely based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon future vestings. NEOs and other Company officers have five years from becoming a covered employee or when moving to a position with a higher ownership level to come into compliance with the guidelines. Each of the NEOs was in compliance with these guidelines as of December 31, 2018.

Anti-Hedging Policy; Anti-Pledging Policy

The Company prohibits transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls, or other derivative securities tied to the Company’s common stock. Our insider trading policy also prohibits the pledging of Company stock, including use as collateral for a margin loan, by directors, officers, employees, and consultants of the Company and its subsidiaries.

Clawback

For all PRSU, time-based RSU and stock option awards granted since 2009, including those held by each of the NEOs, the award agreements include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company. In addition, we include “clawback” provisions in our NEOs’ employment agreements, including those with respect to Messrs. Kneeland, Plummer, Flannery and Pintoff and Ms. Graziano, that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and PRSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of the shares subject to an award.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined in the applicable employment agreement, as described in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Kneeland would receive 450% of his base salary paid over a two-year period; Ms. Graziano would receive 190% of her base salary paid over a one-year period; Mr. Flannery would receive 380% of his base salary paid over a two-year period; Mr. Asplund would receive 100% of his base salary paid over a one-year period; and Mr. Pintoff would receive 180% of his base salary paid over a one-year period. Prior to his retirement from the Company, upon a qualifying termination, Mr. Plummer would have received 190% of his base salary paid over a one-year period. Upon a qualifying termination, the Company would also provide each NEO with COBRA continuation coverage for a 12- to 18-month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All unvested PRSUs, time-based RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a qualifying termination following a change in control or upon death, disability or retirement, each as described below. Following a termination without cause or a resignation for good reason, vested stock options will remain outstanding and exercisable for 30 days following such termination, and will remain outstanding and exercisable for one year following a termination as a result of death or permanent disability.

Upon a termination as a result of death or permanent disability, for PRSU awards made in 2016, a pro rata portion of the awards will vest, based on the number of days between the beginning of the applicable performance period and the date of termination. For time-based RSU awards made in 2016, upon a termination as a result of death or permanent disability, a pro rata portion of one tranche (one-third of the total number of units) of the awards will vest, based on target performance and the number of days elapsed between the preceding vesting date and the date of termination. For PRSU awards made beginning in 2017, upon an awardee’s death, all units that could have been earned for the performance period in which the termination occurs will vest based on target performance, and upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the termination occurs will vest based on actual performance. The time-based RSU awards made beginning in 2017 provide for vesting of all outstanding units upon death or permanent disability.

Upon a termination as a result of retirement, time-based RSUs granted in 2016 will vest upon retirement and be delivered on the normal settlement schedule, and time-based RSUs awarded beginning in 2017 will vest and be delivered upon such retirement. Outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period and be delivered on the normal settlement schedule.

For the NEOs other than Mr. Kneeland, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement. For Mr. Kneeland, retirement treatment is only available for grants outstanding for at least six months prior to retirement and requires attainment of age 65. Retirement treatment is generally not available for one-time retention equity awards and will not be available for the awards granted to Mr. Kneeland in the first quarter of 2019. Mr. Kneeland had satisfied the conditions for retirement under his outstanding equity awards as of December 31, 2018, with the exception of one outstanding award of retention RSUs granted to him in 2016, which cliff vested in full on March 7, 2019 under the preexisting terms of the award.

In connection with Mr. Plummer’s retirement, and as previously disclosed in the Company’s Current Report on Form 8-K filed on July 2, 2018, the Committee determined that Mr. Plummer was eligible to receive retirement treatment for certain of his outstanding equity awards in accordance with the preexisting terms of the applicable award agreements. In addition to meeting the age and service requirements outlined above, the Committee determined that Mr. Plummer satisfied the written notice of retirement requirement based on his contributions to the Company and the successful transition of his role to Ms. Graziano. Specifically, Mr. Plummer’s unvested annual awards of PRSUs and time-based RSUs granted in 2016, 2017 and 2018 will be treated and vest in accordance with their terms, with PRSUs continuing to vest and be earned based on actual performance in accordance with their terms. In addition, in recognition of Mr. Plummer’s exceptional service and contributions to the Company, the one-time award of 10,026 time-based RSUs awarded to Mr. Plummer on March 7, 2016 and one-third of the one-time award of 3,514 time-based RSUs (i.e., 1,172 RSUs) awarded to Mr. Plummer on March 6, 2018 vested upon Mr. Plummer’s retirement from the Company on January 31, 2019.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement for Mr. Kneeland, in the applicable award agreement or in the LTIP, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded and the grantee’s employment is terminated by the Company without “cause” or by the individual for “good reason” within the 12 months following the change in control, then all such RSUs and stock options will vest in full, and all performance conditions for PRSUs will be deemed satisfied at the target level. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all outstanding awards will vest in full, and all performance conditions for PRSUs will be deemed satisfied at their target level upon the date of such change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Kneeland, effective August 22, 2008; for Mr. Plummer, effective December 1, 2008; for Mr. Flannery, effective March 12, 2010; for Mr. Asplund, effective April 28, 2008; for Mr. Pintoff, effective January 20, 2016; and for Ms. Graziano, effective October 12, 2018.

The employment agreements generally provide that the NEOs are entitled to participate in, to the extent otherwise eligible under the terms thereof, the Company’s benefit plans and programs, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon a termination of employment (including, for Mr. Kneeland, a termination following a change in control of the Company), the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Messrs. Plummer and Pintoff and Ms. Graziano) post-termination non-compete and non-solicit restrictions.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

 Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2018.

Retirement Benefits

The Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2018 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to receive an annual wellness exam.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

For 2018, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, with the exception of Mr. Kneeland, whose Company-paid supplemental life insurance premium was $10,405. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 59 of this Proxy Statement for more information.

Tax and Accounting Considerations

The Committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our NEOs. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), compensation that qualified as "performance-based compensation" under Section 162(m) was exempt from this $1 million limit. However, the Tax Act generally eliminated this performance-based compensation exemption for taxable years beginning after December 31, 2017. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Committee's ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its stockholders that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.

 Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2018, the Committee considered both risk mitigators and risk aggravators—that is, elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs led by the Enterprise Risk Management (“ERM”) Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The ERM Council leads a review of the Company’s compensation policies and practices annually to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2018, we concluded that our compensation program does not encourage excessive risk-taking. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Donald C. Roof, Chairman Marc A. Bruno Kim Harris Jones Terri L. Kelly Gracia Martore Filippo Passerini

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Michael Kneeland	2018	987,549	(6)	—	10,443,980		—	2,153,268	13,405	13,598,202
President and	2017	950,000		—	9,015,557		—	2,850,000	13,405	12,828,962
Chief Executive Officer	2016	950,000		—	9,522,541	(4)	—	1,163,086	3,000	11,638,627
Jessica Graziano	2018	421,419	(7)	—	1,100,383		—	503,747	3,000	2,028,549
Executive Vice
President and Chief
Financial Officer
Matthew Flannery	2018	731,613	(8)	—	2,787,244		—	1,076,696	3,000	4,598,553
Executive Vice	2017	637,484		—	2,134,232		—	1,420,751	3,000	4,195,467
President and Chief	2016	595,504		—	2,184,882	(4)	—	440,654	3,000	3,224,040
Operating Officer
Dale Asplund	2018	568,805	(9)	—	1,973,288		—	743,023	3,000	3,288,116
Executive Vice President,	2017	543,416		—	1,707,126		—	1,081,950	3,000	3,335,492
Business Services and	2016	519,807		—	1,474,422	(4)	—	402,124	3,000	2,399,353
Chief Information Officer
Craig Pintoff	2018	537,572	(10)	—	1,734,836		—	710,650	3,000	2,986,058
Executive Vice President,	2017	493,792		—	1,285,601		—	983,669	3,000	2,766,062
Chief Administrative and	2016	473,046		—	1,634,691		—	364,794	3,000	2,475,531
Legal Officer
Transitioned during 2018
William Plummer	2018	631,969	(11)	—	3,117,451		—	747,668	3,000	4,500,088
Former Executive Vice	2017	613,506		—	2,134,232		—	1,215,788	3,000	3,966,526
President and Chief	2016	595,504		—	2,184,882	(4)	—	440,654	3,000	3,224,040
Financial Officer

(1)

Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)

Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs (“PRSUs”) subject to performance vesting in years 2019 and 2020 have not been expensed and are therefore not included in the table above.

(3)

Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and PRSUs. The aggregate grant date fair value of PRSUs granted on March 6, 2018 as determined under applicable accounting rules, which represents the first tranche of the PRSUs awarded in 2018, the second tranche of the PRSUs awarded in 2017 and the third tranche of the PRSUs awarded in 2016, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $9,194,003 (representing 27,848 PRSUs awarded in 2016, 12,842 PRSUs awarded in 2017 and 9,010 PRSUs awarded in 2018), for Ms. Graziano is $475,794 (representing 1,365 PRSUs awarded in 2016, 683 PRSUs awarded in 2017 and 524 PRSUs awarded in 2018), for Mr. Flannery is $2,127,200 (representing 5,848 PRSUs awarded in 2016, 2,876 PRSUs awarded in 2017 and 2,775 PRSUs awarded in 2018), for Mr. Asplund is $1,568,345 (representing 3,899 PRSUs awarded in 2016, 2,876 PRSUs awarded in 2017 and 1,703 PRSUs awarded in 2018), for Mr. Pintoff is $1,329,893 (representing 3,509 PRSUs awarded in 2016, 1,977 PRSUs awarded in 2017 and 1,703 PRSUs awarded in 2018) and for Mr. Plummer is $1,987,348 (representing 5,848 PRSUs awarded in 2016, 2,876 PRSUs awarded in 2017 and 2,019 PRSUs awarded in 2018). At the maximum level of performance, the grant date fair value for Mr. Kneeland is $18,388,006 (representing 55,696 PRSUs awarded in 2016, 25,684 PRSUs awarded in 2017 and 18,020 PRSUs awarded in 2018), for Ms. Graziano is $951,589 (representing 2,730 PRSUs awarded in 2016, 1,366 PRSUs awarded in 2017 and 1,048 PRSUs awarded in 2018), for Mr. Flannery is $4,254,400 (representing 11,696 PRSUs awarded in 2016, 5,752 PRSUs awarded in 2017 and 5,550 PRSUs awarded in 2018), for Mr. Asplund is $3,136,690 (representing 7,798 PRSUs awarded in 2016, 5,752 PRSUs awarded in 2017 and 3,406 PRSUs awarded in 2018), for Mr. Pintoff is $2,659,786 (representing 7,018 PRSUs awarded in 2016, 3,954 PRSUs awarded in 2017 and 3,406 PRSUs in 2018) and for Mr. Plummer is $3,974,695 (representing 11,696 PRSUs awarded in 2016, 5,752 PRSUs awarded in 2017 and 4,038 PRSUs awarded in 2018). Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2018” below and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2018.

(4)

Includes the following amounts of vested shares granted to the NEOs under the AICP in January 2016 in respect of 2015 performance: Mr. Kneeland, $1,857,971; Mr. Flannery, $335,935; Mr. Asplund, $238,938; and Mr. Plummer, $335,935. As discussed in the Company’s 2015 proxy statement, the Committee adjusted the 2015 performance metrics for all other PRSU recipients to normalize for the foreign exchange rate effect and take into account EPI rates below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment to the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in January 2016. The Committee took into account those forfeited awards when determining 2015 bonuses payable under the AICP. The Company considers those awards to be part of 2015 compensation, but due to the timing of the grants, the value of the vested shares is included in the Summary Compensation Table for 2016.

(5)

This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2018 was $3,000 for each NEO. For Mr. Kneeland, it also includes $10,405 for a supplemental life insurance premium paid on his behalf by the Company in both 2018 and 2017.

(6)

Mr. Kneeland’s annual base salary was $950,000 through March 31, 2018 and was raised to $1,000,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2018.

(7)

Ms. Graziano’s annual base salary of $485,000 was effective October 12, 2018, in connection with her promotion to Executive Vice President and Chief Financial Officer on such date. Ms. Graziano was not a NEO prior to this promotion, so her compensation for 2017 and 2016 is not disclosed above.

(8)

Mr. Flannery’s annual base salary was $650,021 through March 7, 2018 and was raised to $750,000 to reflect both his promotion to President and a merit increase in connection with our annual review of our NEOs’ base salaries, effective March 8, 2018.

(9)

Mr. Asplund’s annual base salary was $550,014 through March 31, 2018 and was raised to $575,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2018. Mr. Asplund elected to defer $244,829 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2018.”

(10)

Mr. Pintoff’s annual base salary was $500,053 through March 31, 2018 and was raised to $550,008 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2018.

(11)

As further discussed in the Compensation Discuss and Analysis, on October 12, 2018, Ms. Graziano succeeded Mr. Plummer and assumed the role of Chief Financial Officer on such date. Mr. Plummer continued to provide advisory and transition services to the Company through January 31, 2019, the date of his retirement from the Company. Mr. Plummer’s annual base salary was $618,051 through March 31, 2018 and was raised to $636,593 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2018. Mr. Plummer elected to defer $184,774 of his annual base salary under the ENEP, as described below under “Nonqualified Deferred Compensation in 2018.”

 Grants of Plan-Based Awards in 2018

The table below summarizes the equity and non-equity awards granted to the NEOs in 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Michael Kneeland	3/6/2018	—	—	—	13,924	27,848	55,696	—	—	—	5,151,602
	3/6/2018	—	—	—	6,421	12,842	25,684	—	—	—	2,375,642
	3/6/2018	—	—	—	4,505	9,010	18,020	—	—	—	1,666,760
	3/6/2018	—	—	—	—	—	—	6,757	—	—	1,249,977
		750,000	1,500,000	3,300,000	—	—	—	—	—	—	—
Jessica Graziano	3/6/2018	—	—	—	683	1,365	2,730	—	—	—	252,511
	3/6/2018	—	—	—	342	683	1,366	—	—	—	126,348
	3/6/2018	—	—	—	262	524	1,048	—	—	—	96,935
	3/6/2018	—	—	—	—	—	—	673	—	—	124,498
	10/12/2018	—	—	—	—	—	—	3,627	—	—	500,091
		218,250	436,500	960,300	—	—	—	—	—	—	—
Matthew Flannery	3/6/2018	—	—	—	2,924	5,848	11,696	—	—	—	1,081,822
	3/6/2018	—	—	—	1,438	2,876	5,752	—	—	—	532,031
	3/6/2018	—	—	—	1,388	2,775	5,550	—	—	—	513,347
	3/6/2018	—	—	—	—	—	—	3,568	—	—	660,044
		375,000	750,000	1,650,000	—	—	—	—	—	—	—
Dale Asplund	3/6/2018	—	—	—	1,950	3,899	7,798	—	—	—	721,276
	3/6/2018	—	—	—	1,438	2,876	5,752	—	—	—	532,031
	3/6/2018	—	—	—	852	1,703	3,406	—	—	—	315,038
	3/6/2018	—	—	—	—	—	—	2,189	—	—	404,943
		258,750	517,500	1,138,500	—	—	—	—	—	—	—
Craig Pintoff	3/6/2018	—	—	—	1,755	3,509	7,018	—	—	—	649,130
	3/6/2018	—	—	—	989	1,977	3,954	—	—	—	365,725
	3/6/2018	—	—	—	852	1,703	3,406	—	—	—	315,038
	3/6/2018	—	—	—	—	—	—	2,189	—	—	404,943
		275,004	495,007	1,089,016	—	—	—	—	—	—	—
William Plummer	3/6/2018	—	—	—	2,924	5,848	11,696	—	—	—	1,081,822
	3/6/2018	—	—	—	1,438	2,876	5,752	—	—	—	532,031
	3/6/2018	—	—	—	1,010	2,019	4,038	—	—	—	373,495
	3/6/2018	—	—	—	—	—	—	2,595	—	—	480,049
	3/6/2018	—	—	—	—	—	—	3,514	—	—	650,055
		286,467	572,934	1,260,454	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2018.
(2)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2018.

(3)

Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2018 AICP. Under the 2018 AICP, as described under “—Compensation Discussion and Analysis—The 2018 Executive Compensation Program in Detail—2018 AICP At-A-Glance” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI, weighted 70% and 30%, respectively, and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. The actual incentive amounts paid to our NEOs for 2018 performance pursuant to the 2018 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the target, threshold and maximum number of awards for the third tranche of PRSUs awarded in 2016, the second tranche of PRSUs awarded in 2017 and the first tranche of the PRSUs awarded on March 6, 2018 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the PRSUs awarded in 2016, the target number of units granted on March 6, 2016, without regard to grant date (as determined under applicable accounting rules), was 27,848 for Mr. Kneeland, 1,365 for Ms. Graziano, 5,848 for Mr. Flannery, 3,899 for Mr. Asplund, 3,509 for Mr. Pintoff and 5,848 for Mr. Plummer. With regard to the PRSUs awarded in 2017, the target number of units granted on March 6, 2017, without regard to grant date (as determined under applicable accounting rules), was 12,842 for Mr. Kneeland, 683 for Ms. Graziano, 2,876 for Mr. Flannery, 2,876 for Mr. Asplund, 1,977 for Mr. Pintoff and 2,876 for Mr. Plummer. With regard to the PRSUs awarded in 2018, the target number of units granted on March 6, 2018, without regard to grant date (as determined under applicable accounting rules), was 9,010 for Mr. Kneeland, 524 for Ms. Graziano, 2,775 for Mr. Flannery, 1,703 for Mr. Asplund, 1,703 for Mr. Pintoff and 2,019 for

Mr. Plummer. As described under “—Compensation Discussion and Analysis—The 2018 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2019 and 2020 have not been expensed and are therefore not included in the table above.

 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2018. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Michael Kneeland	48,345	—	53.78	3/7/2023	152,914	(4)	15,678,272	61,722	6,328,357
	32,007	—	41.25	2/16/2022
	38,580	—	31.49	3/8/2021
	84,431	—	8.32	3/10/2020
Jessica Graziano	—	—	—	—	12,522	(5)	1,283,881	3,460	354,754
Matthew Flannery	—	—	—	—	39,622	(6)	4,062,444	16,854	1,728,041
Dale Asplund	—	—	—	—	28,535	(7)	2,925,694	12,566	1,288,392
Craig Pintoff	—	—	—	—	27,970	(8)	2,867,764	10,768	1,104,043
William Plummer	12,722	—	53.78	3/7/2023	40,778	(9)	4,180,968	13,826	1,417,580
	9,602	—	41.25	2/16/2022
	13,500	—	31.49	3/8/2021
	85,000	—	8.32	3/10/2020
	50,000	—	3.38	3/13/2019

(1)

Amounts in this column include (i) time-based RSUs and (ii) PRSUs, shown at the actual payout levels, that were earned and vested in January 2019 based on the actual performance levels achieved for 2018. As described under "—Compensation Discussion and Analysis—The 2018 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs ("PRSUs")", above, in 2018, performance for both the revenue and ROIC metrics was above maximum, resulting in an earnout of 183.1% of PRSUs eligible to vest for 2018; namely, the first tranche of 2018 awards, the second tranche of 2017 awards and the third tranche of 2016 awards.

(2)	Amounts in this column reflect a closing price per share of the Company's common stock on the NYSE of $102.53 on December 31, 2018 (the last day of the fiscal year).
(3)

Amounts in this column represent PRSUs for which the applicable performance metrics had not been established as of December 31, 2018. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at maximum levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2019 or 2020 (once established), as applicable. For Mr. Kneeland, represents (i) 25,684 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 36,038 PRSUs representing maximum potential payout remaining from awards on March 6, 2018; for Ms. Graziano, represents (i) 1,366 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 2,094 PRSUs representing maximum potential payout remaining from awards on March 6, 2018; for Mr. Flannery, represents (i) 5,754 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 11,100 PRSUs representing maximum potential payout remaining from awards on March 6, 2018; for Mr. Asplund, represents (i) 5,754 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 6,812 unvested PRSUs remaining from awards on March 6, 2018; for Mr. Pintoff, represents (i) 3,956 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 6,812 PRSUs representing maximum potential payout remaining from awards on March 6, 2018; and for Mr. Plummer, represents (i) 5,754 PRSUs representing maximum potential payout remaining from awards on March 6, 2017 and (ii) 8,072 PRSUs representing maximum potential payout remaining from awards on March 6, 2018.

(4)

Represents (i) 6,757 unvested time-based RSUs from a grant on March 6, 2018, 2,253 of which vested on March 6, 2019 and the remainder of which will vest on May 8, 2019 (the date of Mr. Kneeland's retirement as Chief Executive Officer), subject to continued employment through such date; (ii) 6,421 unvested time-based RSUs from a grant on March 6, 2017, 3,210 of which vested on March 6, 2019 and the remainder of which will vest on May 8, 2019, subject to continued employment through such date; (iii) 41,772 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on March 7, 2019; (iv) 6,962 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on March 7, 2019; (v) 16,498 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vi) 23,514 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (vii) 50,990 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018. As noted above, upon Mr. Kneeland's retirement as Chief Executive Officer on May 8, 2019, pursuant to the preexisting terms of the applicable award agreements, (i) any unvested time-based RSUs will become immediately vested and nonforfeitable and shall be settled in shares and (ii) any unvested PRSUs will remain outstanding and be earned based on actual performance as if he had remained employed through the applicable vesting date.

(5)

Represents (i) 3,627 unvested time-based RSUs from a grant on October 12, 2018, which will vest ratably on October 12, 2019, 2020 and 2021 subject to continued employment; (ii) 673 unvested time-based RSUs from a grant on March 6, 2018, 225 of which vested on March 6, 2019 and the remainder of which will vest ratably on March 6, 2020 and 2021 subject to continued employment; (iii) 586 unvested time-based RSUs from a grant on March 6, 2017, 293 of which vested on March 6, 2019 and the remainder of which will vest on March 6, 2020 subject to continued employment; (iv) 2,340 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on March 7, 2019; (v) 585 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on March 7, 2019; (vi) 960 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vii) 1,251 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (viii) 2,500 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018.

(6)

Represents (i) 3,568 unvested time-based RSUs from a grant on March 6, 2018, 1,190 of which vested on March 6, 2019 and the remainder of which will vest ratably on March 6, 2020 and 2021 subject to continued employment; (ii) 2,466 unvested time-based RSUs from a grant on March 6, 2017, 1,233 of which vested on March 6, 2019 and the remainder of which will vest on March 6, 2020 subject to continued employment; (iii) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on March 7, 2019; (iv) 2,506 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on March 7, 2019; (v) 5,082 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vi) 5,266 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (vii) 10,708 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018.

(7)

Represents (i) 2,189 unvested time-based RSUs from a grant on March 6, 2018, 730 of which vested on March 6, 2019 and the remainder of which will vest ratably on March 6, 2020 and 2021 subject to continued employment; (ii) 2,466 unvested time-based RSUs from a grant on March 6, 2017, 1,233 of which vested on March 6, 2019 and the remainder of which will vest on March 6, 2020 subject to continued employment; (iii) 6,684 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on March 7, 2019; (iv) 1,671 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on March 7, 2019; (v) 3,119 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vi) 5,266 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (vii) 7,140 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018.

(8)

Represents (i) 2,189 unvested time-based RSUs from a grant on March 6, 2018, 730 of which vested on March 6, 2019 and the remainder of which will vest ratably on March 6, 2020 and 2021 subject to continued employment; (ii) 1,695 unvested time-based RSUs from a grant on March 6, 2017, 847 of which vested on March 6, 2019 and the remainder of which will vest on March 6, 2020 subject to continued employment; (iii) 6,684 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on March 7, 2019; (iv) 1,504 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on March 7, 2019; (v) 2,734 unvested time-based RSUs remaining from a grant on January 11, 2016, all of which vested on January 11, 2019; (vi) 3,119 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vii) 3,620 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (viii) 6,425 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018.

(9)

Represents (i) 2,595 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on January 31, 2019 upon Mr. Plummer's retirement from the Company; (ii) 3,514 unvested time-based RSUs from a grant on March 6, 2018, 1,172 of which vested on January 31, 2019 and the remainder of which were forfeited upon Mr. Plummer's retirement from the Company on January 31, 2019; (iii) 2,466 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on January 31, 2019 upon Mr. Plummer's retirement from the Company; (iv) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which cliff vested on January 31, 2019 upon Mr. Plummer's retirement from the Company; (v) 2,506 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which vested on January 31, 2019 upon Mr. Plummer's retirement from the Company; (vi) 3,697 unvested PRSUs from an award on March 6, 2018, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; (vii) 5,266 unvested PRSUs from an award on March 6, 2017, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018; and (viii) 10,708 unvested PRSUs from an award on March 7, 2016, which vested on January 22, 2019 based upon attainment of performance conditions related to 2018.

 Option Exercises and Stock Vested in 2018

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2018 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	—	—	137,405	25,669,225
Jessica Graziano	—	—	7,922	1,477,858
Matthew Flannery	—	—	32,337	6,034,796
Dale Asplund	—	—	23,806	4,443,135
Craig Pintoff	—	—	22,947	4,149,374
William Plummer	50,000	9,225,259	32,019	5,975,969

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2018

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2018. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael Kneeland	—		580	—	80,704	(2)
Jessica Graziano	—		—	—	—
Matthew Flannery	—		—	—	—
Dale Asplund	244,829	(3)	211,810	—	713,950	(2)
Craig Pintoff	—		—	—	—
William Plummer	184,774	(3)	110,441	—	1,221,456	(2)

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2018 because no such earnings would be considered above-market or preferential earnings.
(2)

This amount represents Messrs. Kneeland’s, Asplund’s and Plummer’s aggregate balances under the ENEP at the end of 2018. For Mr. Asplund, $127,702, $74,398 and $23,683 of this amount were previously disclosed in the “salary” column of the 2017 Summary Compensation Table, the 2016 Summary Compensation Table and the 2015 Summary Compensation Table, respectively. For Mr. Plummer, $105,416, $87,914, $138,008 and $55,122 of this amount were previously disclosed in the “salary” column of the 2017 Summary Compensation Table, the 2016 Summary Compensation Table, the 2015 Summary Compensation Table and the 2014 Summary Compensation Table, respectively.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2018.

 Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2018, which the NEOs would receive upon a termination of employment.

If the employment of any of the NEOs is terminated by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

●	Cash severance:
o	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary paid over a two-year period.
o	Ms. Graziano would receive a severance payment equal to 190% of her annual base salary paid over a one-year period.
o	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.
o	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
o	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.
o	Prior to his retirement from the Company, upon such a qualifying termination, Mr. Plummer would have received a severance payment equal to 190% of his annual base salary paid over a one-year period.
o	Any unvested RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.
o

Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Flannery, Asplund and Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost. Prior to his retirement from the Company, upon a qualifying termination, Mr. Plummer would have been eligible to receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

●

For time-based RSU awards made in 2016, upon a termination as a result of death or permanent disability, a pro rata portion of one tranche (one-third of the total number of units) of the awards will vest, based on the number of days elapsed between the preceding vesting date and the date of termination. The time-based RSU awards made beginning in 2017 provide for vesting of all outstanding units upon death or permanent disability.

●

For PRSU awards made in 2016, a pro rata portion of the awards will vest (based on target performance), based on the number of days between the beginning of the applicable performance period and the date of termination.

●

For PRSU awards granted in 2017 and 2018: (1) Upon an awardee’s death, all units that could have been earned for the performance period in which the termination occurs will vest based on target performance, and (2) upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the termination occurs will vest based on actual performance (assumed to be target for purposes of the table below).

●

Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Flannery and Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost. Prior to his retirement from the Company, Mr. Plummer would have been eligible to receive COBRA continuation coverage for up to one year at no cost.

Each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment, equal to two years in the case of Messrs. Kneeland, Flannery and Asplund, and one year in the case of Ms. Graziano and Messrs. Pintoff and Plummer.

 The table below summarizes the compensation that the NEOs would have received had they been terminated as of December 31, 2018.

	Termination by the Company Without Cause or by the Executive for Good Reason			Death or Disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and PRSUs ($)(3)	Total ($)
Michael Kneeland	4,500,000	23,136	4,523,136	23,136	10,540,066	10,563,202
Jessica Graziano	921,500	20,905	942,405	20,905	1,010,340	1,031,245
Matthew Flannery	2,850,000	20,621	2,870,621	20,621	2,850,225	2,870,846
Dale Asplund	575,000	15,424	590,424	15,424	2,048,266	2,063,690
Craig Pintoff	990,014	19,597	1,009,611	19,597	2,094,897	2,114,494
William Plummer	1,209,527	20,621	1,230,148	20,621	3,033,241	3,053,862

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Kneeland and Flannery and over one year for Ms. Graziano and Messrs. Asplund, Pintoff and Plummer.
(2)

Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Flannery, Asplund, Pintoff and Plummer and Ms. Graziano. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so upon termination.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock of $102.53 on December 31, 2018 (the last day of the fiscal year).

For each of Messrs. Kneeland, Flannery, Asplund, Pintoff and Plummer and Ms. Graziano, “cause” generally includes, among other things, and subject to compliance with specified procedures: his or her willful misappropriation or destruction of the Company’s property; his or her conviction of a felony or other crime that materially impairs his or her ability to perform his duties or that causes material harm to the Company; his or her engagement in willful conduct that constitutes a breach of fiduciary duty to the Company and results in material harm to the Company; and his or her material failure to perform his or her duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the Company’s agreements with its NEOs and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2018 that the NEOs would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a “change in control” (each as defined in Mr. Kneeland’s employment agreement) of the Company, Mr. Kneeland would receive the following benefits:

●

an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the AICP, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

●	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

 If we terminate the employment of any of the NEOs other than Mr. Kneeland without “cause” or the NEO resigns for “good reason”, regardless of whether a change in control has occurred, the NEO would receive the following benefits:

●	Ms. Graziano would receive a severance payment equal to 190% of her annual base salary paid over a one-year period.
●	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.
●	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
●	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.
●	Prior to his retirement from the Company, Mr. Plummer would have received a severance payment equal to 190% of his annual base salary paid over a one-year period.
●

Each of Messrs. Flannery, Asplund and Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost. Prior to his retirement from the Company, Mr. Plummer would have been eligible to receive COBRA continuation coverage for up to one year at no cost.

Pursuant to the applicable award agreements, all of the outstanding equity awards granted to our NEOs would become fully vested (with the performance levels under outstanding PRSUs deemed met at target level as of the date of such change in control):

●	if the change in control results in the Company ceasing to be publicly traded; or
●	if the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the NEOs would have received in the event of a change in control of the Company as of December 31, 2018. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

	Termination by the Company Without Cause or by the Executive for Good Reason within 12 months of a Change in Control					Change in Control that Results in the Company Ceasing to be Publicly Traded
Executive	Accelerated vesting of RSUs and PRSUs ($)(1)	Cash severance ($)(2)	COBRA payments ($)(3)	Total ($)		Accelerated vesting of RSUs and PRSUs ($)(1)	Total ($)
Michael Kneeland	14,607,757	7,475,000	23,136	22,105,893	(4)	14,607,757	14,607,757
Jessica Graziano	1,241,946	921,500	20,905	2,184,351		1,241,946	1,241,946
Matthew Flannery	3,946,585	2,850,000	20,621	6,817,206		3,946,585	3,946,585
Dale Asplund	2,847,361	575,000	15,424	3,437,785		2,847,361	2,847,361
Craig Pintoff	2,807,169	990,014	19,597	3,816,780		2,807,169	2,807,169
William Plummer	3,974,370	1,209,527	20,621	5,204,518		3,974,370	3,974,370

(1)	Amounts in these columns reflect a closing price per share of the Company’s common stock of $102.53 on December 31, 2018 (the last day of the fiscal year).
(2)

Severance would be paid in a lump sum for Mr. Kneeland, would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund and Pintoff. Prior to his retirement from the Company, severance would have been paid in substantially equal installments over one year for Mr. Plummer.

(3)

Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Ms. Graziano and Messrs. Flannery, Asplund, Pintoff and Plummer. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so upon termination.

(4)

In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Kneeland’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Kneeland, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Kneeland.

 For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination).

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Kneeland and the ratio of those two values for 2018:

●	The annual total compensation of the employee identified as the median paid employee of United Rentals (other than our CEO) was $75,537;
●	The annual total compensation of our CEO, Mr. Kneeland, was $13,598,202; and
●	The estimated ratio of the annual total compensation of Mr. Kneeland to the median annual total compensation of all our employees was approximately 180:1.

In 2018, we do not believe that there were significant changes in our employee population or compensation arrangements that would significantly impact the pay ratio disclosure (after excluding 2,445 employees who became our employees in 2018 through the completed acquisitions of Industrial Rental Services, MMG/Chem-Can Services, BakerCorp, BlueLine and WesternOne). Therefore, as allowed by the applicable SEC rules, we used our 2017 median employee for purposes of the pay ratio disclosure noted above.

In determining the median employee for 2017, we used our employee population as of December 31, 2017. We then measured compensation for this population based on taxable earnings for the period January 1, 2017—December 31, 2017 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 31, 2017. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2017— December 31, 2017 period. Using this methodology for 2017, we determined that the “median employee” was a full-time, hourly employee located in the U.S.

We calculated 2018 annual total compensation for both our median employee and Mr. Kneeland using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2018, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

●

annual retainer fees of (i) $80,000 for serving as director, (ii) $30,000 for serving as Chairman of the Audit Committee, (iii) $25,000 for serving as Chairman of the Compensation Committee, (iv) $20,000 for serving as Chairman of the N&CG Committee, and (v) $20,000 for serving as Chairman of the Strategy Committee;

●

annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $10,000 for serving as a member of the N&CG Committee, and (iv) $10,000 for serving as a member of the Strategy Committee;

●

an annual equity grant of $150,146 ($100,110 for Ms. Harris Jones) in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances); and

●	for members of the N&CG Committee only, an additional $4,500 (which represents a $1,500 per meeting fee for three committee meetings) because the N&CG Committee met more than five times during 2018.

For 2018, the Company’s non-executive Chairman received total annual compensation of $475,132, consisting of (i) $200,000 paid in cash, quarterly in arrears, at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $275,132 paid in fully vested RSUs, granted on the date of the Company’s Annual Meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders. In October 2018, the Board amended its previously adopted stock ownership guidelines to provide that non-management directors hold a target dollar value of $600,000 in the Company’s common stock. Current directors have five years (from October 2018) to achieve the revised ownership threshold, and any new directors have five years from joining the Board to achieve the revised ownership threshold. Until the revised guidelines become effective, non-management directors are required to comply with the prior guidelines, which state that within four years after joining the Board, each non-management director is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors was in compliance with the stock ownership guidelines when their holdings were measured as of December 31, 2018.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

 The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised us that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A of the Internal Revenue Code and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2018

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2018.

Name(1)	Fees Earned in Cash in 2018 ($)		Stock Award(2)(3) ($)	Total ($)
Jenne K. Britell, Ph.D.	200,000		275,132	475,132
José B. Alvarez	114,500		150,146	264,646
Marc A. Bruno	66,555		150,146	216,701
Bobby J. Griffin	129,500	(4)	150,146	279,646
Kim Harris Jones	31,753		100,110	131,863
Terri L. Kelly	66,555	(5)	150,146	216,701
Singleton B. McAllister(6)	36,226		-	36,226
Gracia C. Martore	107,000	(7)	150,146	257,146
Jason D. Papastavrou, Ph.D.	110,000		150,146	260,146
Filippo Passerini	107,500		150,146	257,646
Donald C. Roof	134,500		150,146	284,646
Shiv Singh	105,000		150,146	255,146

(1)

As of December 31, 2018, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding and the respective number of outstanding RSUs as follows: Dr. Britell had 18,911 shares of common stock and 8,586 RSUs; Mr. Alvarez had 3,891 shares of common stock and 4,310 RSUs; Mr. Bruno had 925 RSUs; Mr. Griffin had 37,965 RSUs (including RSUs from deferral of cash compensation); Ms. Harris Jones had 600 RSUs; Ms. Kelly had 1,436 RSUs (including RSUs from deferral of cash compensation); Ms. Martore had 3,352 RSUs (including RSUs from deferral of cash compensation); Dr. Papastavrou had 3,036 shares of common stock and 30,245 RSUs; Mr. Passerini had 1,353 shares of common stock and 4,310 RSUs; Mr. Roof had 5,000 shares of common stock (held indirectly through the Donald and Patricia Roof Family Limited Partnership II) and 12,564 RSUs; and Mr. Singh had 230 shares of common stock and 2,183 RSUs. Ms. McAllister was not a director as of December 31, 2018.

(2)

The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2018. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. For all directors except Ms. Harris Jones, fair market value is based on the closing price per share of the Company’s common stock of $162.32 on May 9, 2018, the grant date. For Ms. Harris Jones, fair market value is based on the closing price per share of the Company’s common stock of $166.85 on September 13, 2018, the grant date.

(3)

Each current non-management director received an award of 925 RSUs on May 9, 2018, except for Dr. Britell, who received 1,695 RSUs as the equity component of her compensation arrangement as non-executive Chairman and Ms. Harris Jones, who received 600 RSUs when she joined the Board in September 2018. For purposes of determining the number of RSUs to grant to all directors except for Ms. Harris Jones, the closing price per share of the Company’s common stock of $162.32 on May 9, 2018 was used. For purposes of determining the number of RSUs to grant to Ms. Harris Jones, the closing price per share of the Company’s common stock of $166.85 on September 13, 2018 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2018 were fully vested as of the date of grant but are not settled until the earlier of (i) May 9, 2021 (or September 13, 2021 for Ms. Harris Jones), (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)

Represents cash compensation earned in 2018, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $64,750 was paid in cash.

(5)

Represents cash compensation earned in 2018, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

(6)	Ms. McAllister did not stand for re-election at the 2018 annual meeting. The amount above represents compensation earned by Ms. McAllister prior to the 2018 annual meeting.
(7)

Represents cash compensation earned in 2018, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2018:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,111,365	(1)	$27.47	(1)	1,966,511	(2)

(1)

Consists of awards issued under the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 648,630 restricted stock units and 462,735 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)

Consists of shares available under the Second Amended and Restated 2010 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director and named executive officer of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 15, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,930,671	(1)	7.3%	(1)
State Street Corporation	6,057,136	(2)	7.5%	(2)
The Vanguard Group	8,473,804	(3)	10.4%	(3)

(1)

Derived from a Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc. with respect to holdings as of December 31, 2018. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,930,671 shares, of which it has sole power to vote or direct the vote of 5,173,818 shares and the sole power to dispose or to direct the disposition of 5,930,671 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)

Derived from a Schedule 13G filed with the SEC on February 14, 2019, by State Street Corporation with respect to holdings as of December 31, 2018. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 6,057,136 shares, of which it has shared power to vote or direct the vote of 5,598,541 shares and shared power to dispose or to direct the disposition of 5,247,662 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)

Derived from a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group with respect to holdings as of December 31, 2018. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. The Vanguard Group is the beneficial owner of 8,473,804 shares, of which it has sole power to vote or direct the vote of 99,717 shares, shared power to vote or direct the vote of 17,212 shares, sole power to dispose or to direct the disposition of 8,358,671 shares and shared power to dispose or to direct the disposition of 115,133 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

 Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 15, 2019, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Michael J. Kneeland	377,430	(3)	*
Matthew J. Flannery	38,004	(4)	*
Jessica T. Graziano	5,861	(5)	*
Dale A. Asplund	6,981	(6)	*
Craig A. Pintoff	7,317	(7)	*
William B. Plummer	205,643	(8)	*
Jenne K. Britell	27,497	(9)	*
José B. Alvarez	8,201	(10)	*
Marc A. Bruno	925	(11)	*
Bobby J. Griffin	37,965	(12)	*
Kim Harris Jones	600	(13)	*
Terri L. Kelly	1,436	(14)	*
Gracia C. Martore	3,352	(15)	*
Jason D. Papastavrou	33,281	(16)	*
Filippo Passerini	5,663	(17)	*
Donald C. Roof	17,564	(18)	*
Shiv Singh	2,803	(19)	*
All current executive officers and directors as a group (19 persons)	610,506	(20)	1.0%

*	Less than 1%
(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.
(2)

Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 165,069 outstanding shares, 203,363 shares issuable upon the exercise of currently exercisable stock options and 8,998 shares held in a retirement account.
(4)	Consists of 38,004 outstanding shares.
(5)	Consists of 5,861 outstanding shares.
(6)	Consists of 6,981 outstanding shares.
(7)	Consists of 7,317 outstanding shares.
(8)

Mr. Plummer retired as Executive Vice President and Chief Financial Officer on October 12, 2018, and remained with the Company in an advisory capacity until January 31, 2019. Consists of 34,819 outstanding shares and 170,824 shares issuable upon the exercise of exercisable stock options as of January 31, 2019, and does not reflect activity subsequent to January 31, 2019. Because Mr. Plummer is no longer employed by the Company, his outstanding/issuable shares are not included in the total noted above for current executive officers and directors as a group.

(9)

Consists of 18,911 outstanding shares and 8,586 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 4,096 RSUs is deferred until May 2019, settlement of 2,795 RSUs is deferred until May 4, 2020 and settlement of 1,695 RSUs is deferred until May 2021, subject to acceleration under certain conditions, including separation from service as director, which is expected to occur in May 2019).

(10)

Consists of 3,891 outstanding shares and 4,310 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, and settlement of 925 RSUs is deferred until May 2021, subject to acceleration under certain conditions).

(11)	Consists of 925 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until May 2021, subject to acceleration under certain conditions).
(12)

Consists of 27,471 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 5,076 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 7,103 RSUs is deferred until May 2021, settlement of 1,340 RSUs is deferred until May 2022, settlement of 7,500 RSUs is deferred until June 2022 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 10,494 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(13)	Consists of 600 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until September 2021, subject to acceleration under certain conditions).
(14)

Consists of 925 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred until May 2021, subject to acceleration under certain conditions) and 511 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Kelly’s service as a director.

(15)

Consists of 2,170 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,245 RSUs is deferred until June 2020 and settlement of 925 RSUs is deferred until May 2021, subject to acceleration under certain conditions) and 1,182 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.

(16)

Consists of 3,036 outstanding shares and 30,245 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 2,645 RSUs is deferred until May 2021, settlement of 4,289 RSUs is deferred until May 2022 and settlement of 16,085 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(17)

Consists of 1,353 outstanding shares and 4,310 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 1,258 RSUs is deferred until May 2020, and settlement of 925 RSUs is deferred until May 2021, subject to acceleration under certain conditions).

(18)

Consists of 12,564 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 2,598 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 2,645 RSUs is deferred until May 2021 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 5,000 shares held indirectly through the Donald and Patricia Roof Family Limited Partnership II.

(19)

Consists of 620 outstanding shares and 2,183 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,258 RSUs is deferred until May 2020 and settlement of 925 RSUs is deferred until May 2021, subject to acceleration under certain conditions).

(20)

Consists of 286,669 outstanding shares, 203,363 shares issuable upon the exercise of currently exercisable stock options, 106,476 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 5,000 shares held indirectly through a limited partnership, and 8,998 shares held in a retirement account.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

●	transactions available to all employees generally;
●

transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

●	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;
●	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or
●

transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2017. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chairman of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2018.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2018. The Audit Committee also discussed EY’s audit report on internal controls over financial reporting as of December 31, 2018 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE
Jason D. Papastavrou, Chairman
Bobby J. Griffin
Kim Harris Jones
Filippo Passerini
Donald C. Roof
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2019, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2019 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2018 and 2017.

	2018	2017
Audit Fees(1)	$4,244,000	$4,155,000
Audit-Related Fees(2)	$119,000	$52,000
Tax Fees(3)	$594,000	$274,000
All Other Fees(4)	$2,000	$3,000
Total	$4,959,000	$4,484,000

(1)

Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” primarily related to audits of the Company’s employee benefit plans.
(3)

Tax Fees. Tax fees consist of fees for services rendered for tax compliance, totaling $419,000, and tax advice, tax planning and tax audit assistance, totaling $175,000. The increase in fees over 2017 was primarily related to services performed in connection with our acquisitions of BakerCorp and BlueLine.

(4)	All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2018 and 2017.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

By its Charter, the Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2019 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give our stockholders the opportunity to express their views on the compensation of our NEOs. At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation is being held this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based compensation, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

Financial performance. The Company’s key financial performance metrics in 2018 included:

●	Revenue: Total revenue increased 21.2% to $8.047 billion and rental revenue increased 21.4% to $6.940 billion from 2017, both of which were Company records.
●

On a pro forma basis reflecting the impact of the Company’s four large acquisitions in 2017 and 2018 (i.e., including the standalone pre-acquisition results of each acquired company for 2017 and 2018), rental revenue increased 10.5% year-over-year.

●	Net income and adjusted EBTIDA: The Company reported net income of $1.096 billion, or $13.12 per diluted share, for 2018, compared with $1.346 billion, or $15.73 per diluted share, for 2017[1];
●	Year-over-year, adjusted EBITDA[2] increased 22.1% to $3.863 billion and adjusted EBITDA margin increased 40 basis points to 48.0%.
●	ROIC: Return on Invested Capital (ROIC)[3] increased to a Company record of 11.0%.

[1]

Net income for 2017 included a benefit estimated at $689 million, or $8.05 per diluted share, associated with the Tax Act enacted in December 2017. Excluding this benefit, diluted earnings per share for 2017 would have been $7.68. The Tax Act reduced the U.S. federal corporate statutory tax rate from 35% to 21%, which contributed an estimated $2.36 to diluted earnings per share in 2018.

[2]

Adjusted EBITDA is a non-GAAP financial measure. For the adjusted EBITDA definition and reconciliations to the most comparable GAAP measures, see the Form 10-K. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

[3]

Return on Invested Capital (ROIC) is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

●

Net cash provided by operating activities and free cash flow: Net cash provided by operating activities was $2.853 billion and free cash flow[4], excluding merger and restructuring related payments, was also a Company record at $1.334 billion.

●

EPI: Economic profit improvement (EPI)[5], which measures the year-over-year improvement in the Company’s economic profit assuming a constant weighted cost of capital, was $328 million for 2018, compared with $47 million for 2017.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●

Each of the employment agreements with Messrs. Kneeland, Plummer, Flannery, and Pintoff and Ms. Graziano include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the NEO;

●	Our compensation program does not provide for special perquisites for our NEOs, including aircraft usage or tax gross-ups (except in the case of corporate relocations);
●

We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs was in compliance with such guidelines when their holdings were measured as of December 31, 2018; and

●

We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. In 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, over 93% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 37 of this Proxy Statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

[4]

Free cash flow is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for a free cash flow-to-GAAP reconciliation. Free cash flow above excludes $63 million of merger and restructuring related payments.

[5]

EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For 2017 and 2018, we assumed a constant weighted cost of capital of 10%.

PROPOSAL 4

APPROVAL OF THE 2019 LONG TERM INCENTIVE PLAN

On March 12, 2019, our Board approved the adoption of the United Rentals, Inc. 2019 Long Term Incentive Plan (which we refer to as the “2019 Plan” in this Proposal 4). The 2019 Plan will be effective as of the date of the 2019 annual meeting if approved by our stockholders (the “Effective Date”) and replace our current United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan (the “Predecessor Plan”) with respect to any new awards granted after the date of the 2019 annual meeting. The terms or conditions of outstanding awards granted under the Predecessor Plan prior to the Effective Date will not be affected by the 2019 Plan, but no additional awards may be made under the Predecessor Plan. For the avoidance of doubt, there are no other available shares under any plan other than the Predecessor Plan. If the 2019 Plan is not approved, no awards will be made under the 2019 Plan and the Predecessor Plan will remain in effect.

Highlights of the 2019 Plan

The 2019 Plan contains a number of features and practices intended to promote good governance and protect our stockholders’ interests. Highlights of the 2019 Plan include:

Authorized Shares	We are requesting a total of 2,550,000 shares for issuance (with all remaining shares under the Predecessor Plan to be terminated upon approval of the 2019 Plan)
Minimum Vesting Periods

Requires a one-year minimum vesting schedule for all equity awards (and all portions of equity awards), excepting a 5% carve-out and shares issued in lieu of cash compensation, and a three-year minimum vesting schedule for full value awards

No Liberal Share Recycling	Shares withheld or delivered to satisfy the exercise price or tax withholding may not be reused for awards
No Dividends or Dividend Equivalents on Unvested Awards	Dividends and dividend equivalents will only be paid to the extent the underlying award vests
No Repricing	No repricing of stock options or stock appreciation rights without stockholder approval
Double-Trigger Vesting	Awards generally require both a change in control and qualifying termination to vest
Removes References to Section 162(m)

The 2019 Plan removes references to a performance-based exception to the deductibility limits of Section 162(m) of the Internal Revenue Code that is now obsolete under the Tax Cuts and Jobs Act of 2017 (which eliminated that exception)

The Board believes that adoption of the 2019 Plan will serve the best interests of our stockholders by:

●	further aligning the interests of our employees, non-employee directors and consultants with stockholders,
●	providing performance incentives and fostering employees’ desire to make long-term commitments to the Company, to our benefit and to the benefit of our stockholders,
●	motivating our employees and rewarding achievement of long-term growth,
●

aiding in attracting and retaining personnel capable of assuring the future success of the Company, by offering such personnel additional incentives to put forth maximum effort for the success of our business, and

●	affording employees, non-employee directors and consultants an opportunity to acquire a proprietary interest in the Company to help create a culture of shared-success.

Approval of the 2019 Plan contemplated in this Proposal 4 will enable us to further fulfill the purpose of our compensation program, and provide us with greater flexibility in making awards, which we continue to believe is an important component of compensation and is necessary to attract and retain outstanding employees. Therefore, the Board urges you to vote to approve the 2019 Plan.

Key Data

We are requesting that our shareholders authorize the issuance of 2,550,000 total shares under the 2019 Plan. Upon the approval of the proposed 2019 Plan, all remaining shares available under the Predecessor Plan will be terminated and no additional awards will be made under the Predecessor Plan. Under the 2019 Plan, 2,550,000 total shares of common stock would then be available for issuance, with such number increased by not more than 1,422,924 shares subject to the portion of any option or other award outstanding pursuant to the Predecessor Plan which expires or is forfeited, terminated or canceled for any reason without having been exercised or settled in full on or after the Effective Date. Those shares will be returned to the 2019 Plan at the same ratio in which such award counted against the total shares available for the award at the time of grant under the Predecessor Plan.

We continue to actively manage our use of shares of common stock available for equity‑based compensation each year to maintain an acceptable burn rate (how fast a company uses the supply of shares authorized for issuance under its stock plan), and believe our historical share usage has been responsible and demonstrated prudence. Common measures of a stock plan’s cost include burn rate, dilution and overhang. The following table sets forth information regarding the number of shares of common stock subject to stock option, performance-based restricted stock unit and time-based restricted stock unit grants in each of 2016, 2017 and 2018:

	2016	2017	2018
Stock options granted	0	104,875	0
Time-based restricted stock units granted	748,971	441,597	272,640
Performance-based restricted stock units granted	151,576	367,430	293,031
Weighted average common shares outstanding – basic	87,217,000	84,599,000	82,652,000
Total grants as % of weighted average common shares outstanding – basic	1.0%	1.1%	0.7%

As of December 31, 2018, a total of 462,735 shares were subject to outstanding stock option awards under the Predecessor Plan which had a weighted average exercise price of $27.47 per share and a weighted average remaining term of 2.62 years. There were also 1,000,000 shares subject to outstanding stock awards under the Predecessor Plan in the form of restricted stock units or performance units.

Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our equity plans, and also includes shares which may be awarded under the 2019 Plan in the future (“overhang”). The 2,550,000 shares of common stock proposed for issuance under the 2019 Plan pursuant to this Proposal 4 represent approximately 3.24% of our outstanding common shares and approximately 3.18% of our fully diluted common shares.

We considered a number of factors in deciding to request 2,550,000 shares for the 2019 Plan, including the following:

●	The expected duration of the 2019 Plan given our historical equity practices;
●	The total potential dilution to our shareholders;
●	The competitive standing of our share availability relative to companies in our compensation peer group; and
●	Our ability to use equity as a competitive advantage in our talent acquisition and retention efforts.

Consequences of Not Approving the 2019 Plan

As of the record date, approximately 1,200,000 shares of common stock remained available for the future grant of awards under the Predecessor Plan, which, after applying the 1.55 ratio by which full value awards are granted under the Predecessor Plan, yields approximately 775,000 shares of full value common stock available for the future grant of awards. Based on the analysis above, we believe this number to be sufficient to continue our current grant practices for no more than approximately two years. Therefore, if stockholders do not approve the 2019 Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited. This could have significant negative consequences, and could, among other things:

●

Inhibit pay-for-performance and alignment with stockholders. A key element of our compensation philosophy (as described in the Compensation Discussion and Analysis) is to pay a significant portion of variable compensation to a broad population of employees (including our executive officers) in the form of awards that payout in the Company’s equity. We believe that stock ownership by employees provides performance incentives and fosters long-term commitment to the benefit of our stockholders because equity-settled compensation (rather than cash-settled compensation) with long-term restrictions and stock ownership requirements is essential to align employees’ interests with those of our stockholders.

●

Impede ability to attract and retain talent. The successful implementation of our business objectives depends largely on our ability to attract, retain and reward talented employees. If the 2019 Plan is not approved, we would be limited in our ability to use a valuable retention tool and would be at a significant competitive disadvantage in attracting new talent.

●

Increase volatility in reported earnings and compensation expense. Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results.

Summary of the 2019 Plan

The following summary of the material terms of the 2019 Plan is qualified in its entirety by reference to the complete text of the 2019 Plan, which is attached hereto as Appendix A.

Overview

The purpose of the 2019 Plan is to attract, retain and motivate employees (including prospective employees), non-employee directors and consultants and others who may perform services for the Company and its subsidiaries, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

Administration

Our Compensation Committee (which we refer to as the “Committee” in this Proposal 4) will administer the 2019 Plan unless a different committee is appointed by the Board. Among other things, the Committee will determine the persons who will receive awards under the 2019 Plan, when awards will be granted, the terms of the awards and the number of shares of the Company’s common stock subject to the awards. To the extent permitted by applicable law, the Committee may allocate among its members and/or delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties, subject to the provisions of the 2019 Plan and guidelines established by the Committee. Our Board, in its sole discretion, also may grant awards or administer the 2019 Plan.

The Committee will have discretion to make all determinations in respect of the 2019 Plan (including, for example, the ability to determine whether individual awards may be settled in cash, shares of common stock, other awards or other property), and all such determinations will be final, binding and conclusive on all persons having an interest in the 2019 Plan or any award. The 2019 Plan provides, subject to certain limitations, for indemnification by the Company of any director or employee against all expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2019 Plan.

Eligibility

Awards may be made to employees, non-employee directors and consultants. As of December 31, 2018, we had approximately 18,500 employees, including eight executive officers, 11 non-employee directors and no consultants, all of whom will be eligible to participate in the 2019 Plan. The Committee reserves the right to determine which employees, directors and consultants will receive awards under the 2019 Plan and reserves the right to grant no awards in any particular year.

Common Stock Available for Awards under the 2019 Plan

Subject to adjustment as described below, the maximum aggregate number of shares of the Company’s common stock subject to awards granted under the 2019 Plan is 2,550,000 shares, which may be increased by not more than 1,422,924 shares subject to any option or other award outstanding pursuant to the Predecessor Plan which expires or is forfeited, terminated or canceled for any reason after the Effective Date. The number of shares that are returned to the 2019 Plan pursuant to the foregoing will be returned at the same ratio at which such award counted against the total shares available for such award at the time of grant under the Predecessor Plan.

If any award granted under the 2019 Plan is forfeited, expires, terminates or otherwise lapses without delivery of the Company’s common stock free and clear of any restrictions or conditions that are part of such award, then the shares of the Company’s common stock underlying any such award will again become available for grant under the 2019 Plan. To the extent an award is settled in cash, shares of the Company’s common stock will not be treated as having been issued under the 2019 Plan and will therefore not reduce the number of shares available for issuance. Shares withheld by the Company in satisfaction of a tax withholding obligation will not again become available under the 2019 Plan. The number of shares available under the 2019 Plan will be reduced upon the exercise of a stock option or a stock appreciation right by the gross number of shares for which the award is exercised even if the option is exercised by means of a net-settlement exercise procedure. Shares of the Company’s common stock issued or assumed under the 2019 Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of shares that may be granted under the 2019 Plan.

Shares issued under the 2019 Plan may be authorized but unissued shares of the Company’s common stock, or authorized and previously issued shares of the Company’s common stock reacquired by the Company.

Adjustments for Capital Structure Changes

The Committee will adjust the terms of any outstanding award, the number and kind of shares issuable under the 2019 Plan, the aggregate number of shares authorized from issuance under the Predecessor Plan that may become authorized for issuance under the 2019 Plan, the number of shares of common stock that can be issued through stock options intended to be “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and the individual limits on the number of shares subject to awards in any one fiscal year, in such manner as it deems appropriate (including, without limitation, by payment of cash) in order to prevent the enlargement or dilution of rights as a result of any increase or decrease in the number of issued shares of the Company’s common stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of shares of the Company’s common stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of the Company’s common stock, including any extraordinary cash dividend or extraordinary distribution.

Limits on Compensation to Non-Employee Directors

Under the 2019 Plan, aggregate awards (including, for the avoidance of doubt, any cash retainers and meeting-based fees), granted to any one non-employee director in any calendar year for his or her service as a director, may not exceed $500,000 (or, for the director serving as chairman of the Board, $750,000), determined as of the date of grant (with the value of any equity-based awards based on the accounting grant date value of such award).

Vesting Limitations

The 2019 Plan provides that all awards, and all portions of awards, will be subject to a minimum vesting schedule of at least 12 months. All “full value” awards which vest on the basis of the grantee’s continued employment or service as a director will be subject to a minimum vesting schedule of at least three years following the date of grant of the award (with no more than one-third of these shares vesting on each of the first three anniversaries of the date on which such award is granted). Moreover, all “full value” awards which vest on the basis of the attainment of performance goals will provide for a performance period of not less than 12 months measured from the beginning of the period over which performance is evaluated. The above limitations will not preclude the acceleration of vesting of any such award upon the death, disability or retirement of the grantee, or upon or following a change in control, as determined by the Committee in its discretion or to the extent provided in the applicable award agreement. Additionally, these limitations will not apply to awards that are granted in lieu of cash compensation or pursuant to the issuance or assumption of benefits under the 2019 Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction. Under the 2019 Plan, awards with respect to 5% of the maximum aggregate number of shares that may be granted under the 2019 Plan may be granted to any one or more grantees without consideration of such minimum vesting provisions.

Types of Awards

The 2019 Plan provides for grants of stock options (both stock options intended to be incentive stock options under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other stock-based or cash-based awards pursuant to which the Company’s common stock, cash or other property may be delivered. Each award granted under the 2019 Plan will be evidenced by a written or electronic award agreement, which will govern that award’s terms and conditions.

Stock Options

A stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price. The exercise price per share will be determined by the Committee but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant (for incentive stock options granted to 10% stockholders, the exercise price per share will not be less than 110% of the fair market value). Fair market value will be the closing price of the Company’s common stock on the NYSE on the date of grant. Stock options must be exercised within ten years from the date of grant or five years for incentive stock options granted to 10% stockholders. Except as otherwise permitted by the adjustment provisions described above, reducing the exercise price of stock options issued and outstanding under the 2019 Plan, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of the Company. No more than 2,550,000 shares of the Company’s common stock (subject to adjustment as described above) may be issued upon the exercise of incentive stock options granted under the 2019 Plan.

Stock Appreciation Rights

A stock appreciation right entitles the recipient to receive shares of the Company’s common stock, cash or other property equal in value to the appreciation of the Company’s common stock over the stated exercise price. The exercise price per share will be determined by the Committee, but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value will be the closing price of the Company’s common stock on the NYSE on the date of grant. Stock appreciation rights must be exercised within ten years from the date of grant. Except as otherwise permitted by the adjustment provisions described above, reducing the exercise price of stock appreciation rights issued and outstanding under the 2019 Plan, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of the Company.

Restricted Stock

Restricted stock is shares of the Company’s common stock that are registered in the recipient’s name, but that are subject to transfer and/or other restrictions for a period of time. The Committee may grant or offer for sale restricted shares of the Company’s common stock in such amounts, and subject to such terms and conditions, as the Committee may determine. Subject to such limits as the Committee may determine from time to time, the recipient will have the same voting and dividend rights as any other stockholder of the Company (provided that dividends on unvested restricted stock will be retained by the Company for the account of the recipient, will revert back to the Company if the restricted stock upon which such dividends were paid reverts back to the Company, and will be paid to the recipient only if and when the restriction period lapses).

Restricted Stock Units

A restricted stock unit is an unfunded, unsecured right to receive a share of the Company’s common stock, cash or other property at a future date. The Committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as the Committee may determine. The recipient will have only the rights of a general unsecured creditor of the Company and no rights as a stockholder of the Company until the Company’s common stock underlying the restricted stock units, if any, is delivered.

Dividend Equivalent Rights

The Committee may, in its discretion, include in the award agreement (other than for a stock option or a stock appreciation right) a dividend equivalent right entitling the recipient to receive an amount equal to all or any portion of the regular cash dividends that would be paid on the shares of the Company’s common stock covered by such award as if such shares had been delivered. Dividend equivalent rights may be payable in cash, shares of the Company’s common stock or other property as determined by the Committee; provided that in no event may such payments be made unless and until the award to which they relate vests. No dividends will be payable on awards other than awards of restricted stock (and will only be paid to the recipient if and when the restriction period on the award of restricted stock vests, as described above). Notwithstanding the foregoing, unless otherwise specified in an award agreement, a grantee’s right to dividend equivalent payments in the case of an award that is subject to vesting conditions will be treated as unvested so long as such award remains unvested, and any such dividend equivalent payments that would otherwise have been paid during the vesting period will instead be accumulated (and, if paid in cash, reinvested in additional shares of common stock based on the fair market value or the date of reinvestment) and paid within 30 days following the date on which such award is determined by the Company to have vested.

Other Equity-Based or Cash-Based Awards; Performance-Based Awards

The Committee may grant other types of equity-based or cash-based awards, including (i) the grant or offer for sale of unrestricted shares of the Company’s common stock, performance share awards and performance units settled in cash and (ii) cash retainers and meeting-based fees for directors, in such amounts, and subject to such terms and conditions, as the Committee may determine.

Other stock-based or cash-based awards (and awards of restricted stock and restricted stock units) may, at the discretion of the Committee, relate to the achievement of performance goals or certain performance criteria (as discussed below) for an applicable performance period, as determined by the Committee at the time of grant.

The performance criteria will be performance goals based on the achievement of one or more performance criteria with regard to the Company (or a subsidiary, division, other operational unit or administrative department of the Company), selected by the Committee in its discretion, including, without limitation: enterprise value or value creation targets; revenue; after-tax or pre-tax profits or net income; operational cash flow or earnings before income tax or other exclusions; reduction of, or limiting the level of increase in, all or a portion of the Company’s indebtedness, or those of its affiliates; earnings per share or earnings per share from continuing operations; return on capital employed or return on assets; stockholder equity; market share; the fair market value of the shares of the Company’s common stock; the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; economic value added targets based on a cash flow return on investment formula; or customer service measures or indices. The business criteria may also be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. In addition, performance goals may be based upon the attainment of specified levels of the Company’s or its affiliates’ performance (or that of any subsidiary, division, other operational unit or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company.

The Committee has the sole discretion to determine the extent to which the applicable performance goals or performance criteria are achieved and the amount, if any, earned pursuant to a performance-based award. Further, the Committee, in its sole discretion, may make adjustments to the performance goals or performance criteria applicable to performance-based awards and to the amounts payable in respect of the applicable performance goals or performance criteria, to the extent consistent with the terms of the applicable award agreement. The amount of the performance-based award will be paid to the grantee at such time as determined by the Committee in its sole discretion.

Change in Control

Unless otherwise provided in an award agreement, the 2019 Plan provides that if a change in control occurs and (i) the common stock of the Company (or of any direct or indirect parent entity) is publicly traded and (ii) outstanding awards will be honored or assumed, or substantially equivalent awards substituted therefor, if a grantee’s employment is involuntarily terminated without cause within 24 months after such change in control, (x) time-based vesting awards will become fully vested and exercisable as of the date such grantee’s employment is terminated and (y) performance-based vesting awards will be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods, as of the date such grantee’s employment is terminated without cause, and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period.

However, if a change in control occurs and (i) the common stock of the Company (or of any direct or indirect parent entity) is not publicly traded, or (ii) awards are not honored or assumed, or substantially equivalent awards substituted therefor, (x) time-vesting awards will vest as of the date of such change in control and (y) performance-based awards will be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods.

For purposes of the 2019 Plan, a “change in control” generally includes (a) a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities eligible to vote for the election of the Board, (b) a majority of the individuals constituting the Board is replaced during any 24-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, or (c) a merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company within a 12-month period, unless the voting securities of the Company outstanding immediately prior thereto continue to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination, unless otherwise specified in the applicable award agreement. In no event will stockholder approval of a transaction be sufficient to constitute a “change in control”.

In addition, in the event of a change in control, the Committee may cancel awards for fair value (as determined in the sole discretion of the Committee), provide for the issuance of substitute awards or provide that for a period of at least 20 days prior to the change in control, stock options or stock appreciation rights that would not otherwise become exercisable prior to a change in control will be exercisable as to all shares of common stock subject thereto and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control.

Tax Withholding and Right of Offset

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any award (including upon making an election under Section 83(b) of the Code). As a condition to the delivery of any shares, cash or other securities or property pursuant to any award or the lifting or lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an award, (i) the Company may deduct or withhold from any payment or distribution to any grantee, whether or not pursuant to the 2019 Plan, (ii) the Company may require the grantee to remit cash to the Company (through payroll deduction or otherwise), and (iii) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed the minimum statutory amounts of such taxes required by law.

Transfer Restrictions

Except to the extent otherwise provided in any award agreement, no award (or any rights or obligations thereunder) granted to any person under the 2019 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. No award may be transferred for value or consideration. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative.

Amendment and Termination

Generally, our Board or the Committee may from time to time suspend, discontinue, revise or amend the 2019 Plan. The 2019 Plan provides that our Board or the Committee may, but is not required to, seek stockholder approval of amendments to the 2019 Plan, except that no amendment can be made without stockholder approval that would increase the maximum aggregate number of shares of common stock that may be issued under the 2019 Plan, materially modify the requirements for participation in the 2019 Plan, increase the benefits accrued to grantees under the 2019 Plan or result in a repricing of stock options or stock appreciation rights. The Board or the Committee must also submit amendments to the 2019 Plan to stockholders if required by applicable law, regulation or rules, including the rules of a securities exchange or self-regulatory agency.

Unless previously terminated by our Board or the Committee, the 2019 Plan will terminate on May 8, 2029, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

U.S. Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences under the Code generally arising with respect to the grant of awards under the 2019 Plan. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options

The recipient of an incentive stock option will not recognize income for federal income tax purposes on the grant or exercise of such option, and the Company and its subsidiaries will not be entitled to a deduction. However, the excess of the fair market value of the Company’s common stock received on the date of exercise over the exercise price paid will be included in the recipient’s alternative minimum taxable income. The recipient’s basis in shares of the Company’s common stock received on exercise will be equal to the exercise price.

If an optionee does not dispose of the Company’s common stock acquired upon exercise within either the one-year period beginning on the date of exercise or the two-year period beginning on the date of grant of the incentive stock option, then any gain or loss realized by the optionee upon the subsequent disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the optionee disposes of the Company’s common stock within the one-year or two-year periods referred to above (a “disqualifying disposition”), the optionee will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Company’s common stock on the date of exercise over the exercise price (or, if less, the net proceeds of the disposition), and the Company or one of its subsidiaries will generally be entitled to a corresponding deduction. Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise will be taxable as capital gain. If the amount realized is less than the exercise price, and the loss sustained on the disqualifying disposition would otherwise be recognized, the optionee will not recognize any ordinary income from the disposition and instead will recognize a capital loss.

Non-Qualified Stock Options and Stock Appreciation Rights

The recipient of a non-qualified stock option or a stock appreciation right will not recognize income for federal income tax purposes upon the grant of such award, and the Company and its subsidiaries will not be entitled to a deduction. Upon the exercise of a non-qualified option or a stock appreciation right, the recipient will recognize ordinary income in the amount by which the fair market value of the Company’s common stock at the time of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding deduction. The recipient’s basis in the Company’s common stock received will equal the fair market value of the shares on the exercise date.

Restricted Stock

The recipient of restricted stock generally will not be subject to income taxation at grant and the Company will not be entitled to a tax deduction at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture, unless the recipient makes the election referred to below. Instead, when the restrictions lapse, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the recipient may have paid for the shares), and the Company will generally be entitled to a corresponding federal income tax deduction at that time. The grantee’s tax basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse.

If permitted by the applicable award agreement and the 2019 Plan, a recipient of restricted stock may elect, within 30 days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares of common stock awarded (less any amount the recipient may have paid for the shares), determined on the date of grant (without regard to the forfeiture conditions and transfer restrictions), and if such an election is made, the Company will generally be entitled to a corresponding federal income tax deduction on such date. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If a recipient makes this election, the recipient generally will have a tax basis in the restricted stock equal to the value of the restricted stock on the date of grant, and no additional income will be recognized by the recipient upon the vesting date. However, if a recipient that has made such an election forfeits the restricted shares before the vesting date, no deduction or capital loss will be available to the recipient (even though the recipient previously recognized income with respect to such forfeited shares).

Restricted Stock Units

The recipient of restricted stock units (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation, and the Company will not be entitled to a tax deduction, at grant. Instead, the grantee will be subject to income tax at ordinary rates on the fair market value of the shares (or the equivalent value in cash or other property) received on the date of delivery, and the Company will generally be entitled to a corresponding federal income tax deduction on such date. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such award is deemed vested for tax purposes. The fair market value of the shares (if any) received on the delivery date will be the grantee’s tax basis for purposes of determining any subsequent gain or loss from the sale of the shares. If any dividend equivalent amounts are paid to the grantee, they will be includible in the grantee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding, and the Company will generally be entitled to a corresponding federal income tax deduction.

Other Stock-Based and Cash-Based Awards

The income tax consequences of other stock-based awards will depend on how such awards are structured. A grantee who receives a cash-based award will not recognize any taxable income for federal income tax purposes at grant. Any cash received pursuant to the award will be treated as compensation income received by the grantee generally in the year in which the grantee receives such cash, and such amount will generally be deductible by the Company or one of its subsidiaries.

Disposition of Shares

Generally, upon the subsequent disposition of shares acquired under any of the preceding awards, a grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the grantee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally taxed at preferential rates if the property is held more than 12 months.

Section 409A

Some awards under the 2019 LTIP may be considered to be deferred compensation subject to Section 409A of the Code. Failure to satisfy the applicable requirements under these provisions for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties.

Closing Price

On March 18, 2019, the closing price of our common stock on the NYSE was $122.99 per share.

New Plan Benefits

Awards under the 2019 Plan will be granted at the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Therefore, such awards cannot be calculated. As a result, the benefits that will be awarded or paid under the 2019 LTIP are not currently determinable. The awards granted for the 2018 year, which would not have changed if the 2019 LTIP had been in place instead of the Predecessor Plan, are set forth in the following table.

Name and Position	Dollar Value ($)	Number of Shares/Units
Michael Kneeland Chief Executive Officer	$6,250,072	33,786
Jessica Graziano Executive Vice President and Chief Financial Officer	$915,208	5,871
Matthew Flannery President and Chief Operating Officer	$2,200,086	11,893
Dale Asplund Executive Vice President, Business Services and Chief Information Officer	$1,350,057	7,298
Craig Pintoff Executive Vice President, Chief Administrative and Legal Officer	$1,350,057	7,298
William Plummer Former Executive Vice President and Chief Financial Officer	$2,250,218	12,164
Current executive officers, as a group	$16,215,916	88,582
Current non-employee directors, as a group	$1,947,409	12,368
Current non-executive officer employees, as a group	$29,936,047	178,190

Vote Required

Approval of the 2019 Plan requires the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting at which a quorum is present and entitled to vote on this proposal and furthermore requires that the total votes cast with regard to the 2019 Plan must represent over 50% of all shares of stock entitled to vote on the 2019 Plan.  Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether the 2019 Plan has been approved.  Broker non-votes will have no effect on the outcome of this vote.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Board Recommendation

The Board believes that the proposed adoption of the 2019 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

Therefore, the Board unanimously recommends a vote FOR the proposal to approve the adoption of the 2019 Long Term Incentive Plan (designated as Proposal 4).

PROPOSAL 5

STOCKHOLDER PROPOSAL ON RIGHT TO ACT BY WRITTEN CONSENT

A stockholder has advised the Company that he plans to present the following proposal at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors  undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if all shareholders had access to independent proxy voting advice. This proposal topic, sponsored by a Chevedden proponent, received 62%-support at the 2016 BorgWarner (BWA) annual meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

This proposal received 47%-support at our 2018 annual meeting. It would have received more than 51% support if all shareholders had access to independent proxy voting advice. This proposal may receive more than 51% support at the 2019 annual meeting since the price of our stock has fallen from $153 to $109 in the year leading up to the due date for this proposal.

This proposal is more important because URI requires at least 25% of shares to call a special meeting. This may be unreachable given more than 50% of shares may need to be contacted to obtain approval of at least 25% of shares during the prescribed short window of time.

Although URI requires 25% of shares to call a special meeting, a 2017 URI shareholder proposal received 51% support for a more shareholder-friendly version of 10% of shares to be able to call a special meeting. Our board of Directors thus diluted the expressed will of shareholders by adopting a watered down version of what shareholders had just voted for.

The expectation is that shareholders will not need to make use of this right of written consent because its mere existence will act as a guardrail to help ensue that our company is well overseen by the Board of Directors.

Please vote yes:

Right to Act by Written Consent – Proposal 5

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” the Stockholder Right to Act by Written Consent Proposal for the following reasons:

•	Without proper procedural protections, stockholder action by written consent can deprive stockholders of information, a voice and a vote on the matter approved in the written consent;
•	Contrary to the Stockholder Proposal’s misleading assertion, the Company’s current practice with respect to stockholder action by written consent is consistent with market practice;
•

Stockholder meetings are a better method to present important matters for consideration by stockholders, and the Company’s stockholders may effect change by calling a special meeting to raise matters for the review and approval of all stockholders;

•	The Company’s existing corporate governance policies and practices provide stockholders with meaningful access to the Board and significant rights and protections; and
•	A substantially identical proposal was rejected by the Company’s stockholders in 2018.

No Procedural Protections

The Board has carefully considered the Stockholder Proposal and believes that the adoption of the Stockholder Proposal is not in the best interest of all of the Company’s stockholders. Action by written consent can result in certain stockholders being denied the opportunity to voice their views, vote on an action or receive information regarding the matter approved by written consent until after the action has been taken.

The Stockholder Proposal does not require notice or any information to be provided to stockholders prior to the written consent becoming effective, such as a description of the proposed action or the reasons for the proposed action. The Stockholder Proposal would make it possible for the holders of a bare majority of shares of the Company’s outstanding common stock to take significant corporate action without any prior notice to the Company or the other Company stockholders and without affording all of the Company’s stockholders with an opportunity to consider, discuss and vote on stockholder actions that may have important ramifications for the Company and its stockholders. This approach would effectively disenfranchise all of those stockholders who do not have (or are not given) the opportunity to participate in the written consent and could result in unfair, secretive and unsound processes.

In addition, the action by written consent process could also result in duplicative or contradictory written consents being circulated at the same time, creating substantial confusion and disruption among stockholders, as well as divert the attention of the Board, senior management and other employees from overseeing and operating the Company’s business in the best interest of all stockholders.

The Board believes that the action by written consent process is more appropriate for a closely-held corporation with a small number of stockholders, and not for a widely-held public company such as the Company.

Contrary to the Stockholder Proposal’s Misleading Assertion, the Company’s Current Practice is Consistent with Market Practice

Despite the proponent’s misleading assertion in the Stockholder Proposal, an overwhelming majority of S&P 500 and S&P 1500 companies, 70% and 73%, respectively, do not permit stockholders to act by written consent.  The Company’s current practice with respect to stockholder action by written consent is consistent with market practice.

Stockholder Meetings Better Protect Rights of All Stockholders

The Board strongly believes that stockholder democracy can best be assured by stockholder action being taken at an appropriately called annual or special meeting of stockholders. Currently, the Company’s Certificate of Incorporation and By-Laws provide that stockholders holding 25% or more of the Company’s outstanding common stock may call a special meeting. This is less than the percentage of stockholders that would be necessary to act by written consent under the Stockholder Proposal. Thus, stockholders proposing to act by written consent may propose any proper matter for a vote either through a special meeting or at our annual meeting. The Company’s stockholders already have the ability to raise important matters outside of the annual meeting cycle through their special meeting rights.

Also, the Company’s 25% special meeting ownership threshold is consistent with or superior to the practices of the overwhelming majority of S&P 500 companies.  Of the S&P 500 companies, approximately 35% do not permit stockholders to call a special meeting at all, and of those that permit stockholders to call a special meeting, a majority of such companies have set an ownership threshold at 25% or higher. The Board has fully recognized the importance that stockholders attach to the right to call special meetings and also prevented waste of corporate resources or abuse of this right by a small number of activist investors whose short-term goals are inconsistent with the long-term interests of the Company.

Further, the proponent’s statement in the Stockholder Proposal that the Company’s 25% special meeting ownership threshold does not reflect the expressed will of the stockholders is misleading.  Although the proponent’s proposal for a 10% ownership threshold in the 2017 proxy statement received approximately 51% support of shares present, the Board’s proposal for a 25% ownership threshold, which was also voted on by stockholders at the Company’s 2017 annual meeting, received approximately 87% support of shares present (or 24.18 million more “FOR” votes than the proponent’s 10% proposal). Given that both the 10% proposal and 25% proposal passed, the Board asked management to reach out to stockholders and discuss how they interpret the voting results, and which threshold they believe is most appropriate for the Company. Management reached out to the Company’s top 25 holders, by size, representing approximately 50.6% of total outstanding shares. During the engagement, the Company learned that, of the owners representing 44.2% of total outstanding shares with which the Company connected, owners representing 31.8% of total outstanding shares preferred the Board’s proposed 25% threshold, and owners representing only 12.4% of total outstanding shares preferred the proponent’s proposed 10% threshold. On a percentage basis, owners representing 71.9% of the shares with which the Company connected preferred the 25% threshold, and owners representing 28.1% of the shares with which the Company connected preferred the 10% threshold.  Therefore, the Board believes that the Company’s 25% special meeting ownership threshold better reflects the will of the stockholders.

The Board believes that action at a stockholder meeting (whether the annual meeting or special meeting) is a fairer process than the action by written consent process as it provides all stockholders with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares. Meetings are held at a time, date and venue that are publicly announced well in advance, and all stockholders receive prior notice of the meeting and are invited to attend the meeting and express their views and cast their votes. The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action so that all points of view may be considered prior to a vote. Accurate and complete information about the proposed stockholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action. The Board is also afforded a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action and to communicate its views to the Company’s stockholders.

Stockholders Have Rights and Protections that Reduce the Need for Written Consent Rights

The Board believes that the adoption of the Stockholder Proposal is unnecessary given the Company’s strong corporate governance which already provides transparency and accountability of the Board to all of the Company’s stockholders and demonstrates that the Company is responsive to stockholder concerns through the following:

•

Annual Election of Board of Directors: All of our directors are elected annually by the stockholders, and the holders of at least a majority of the Company’s outstanding common stock can remove directors with or without cause.

•

Majority Voting Standard: The Company has a majority voting standard for the election of directors in uncontested elections. In addition, at the Company’s 2017 annual meeting, the Company’s stockholders approved the removal of supermajority voting requirements in the Company’s Certificate of Incorporation and By-Laws, so the Company’s stockholders may amend the Certificate of Incorporation or By-Laws by a majority vote.

•

Stockholder Right to Call a Special Meeting: As stated above, at the Company’s 2017 annual meeting, the Company’s stockholders approved the Company’s proposal to provide holders of 25% of the outstanding common stock with the right to call a special meeting of stockholders.

•	Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.

Following the Company’s 2018 annual meeting, the Company conducted its 2018 Stockholder Outreach Program by which it engaged with the Company’s top stockholders on a broad variety of corporate governance issues, including the stockholders’ right to act by written consent. During the 2018 Stockholder Outreach Program, no stockholder requested that the Company permit stockholders the right to act by written consent.  For more information on the Company’s 2018 Stockholder Outreach Program, see “Proxy Statement Summary—Stockholder Engagement—2018 Stockholder Outreach Program.”

A Substantially Identical Proposal was Rejected by the Company’s Stockholders in 2018

A substantially identical proposal was submitted, considered by the Board and voted on and rejected by the Company’s stockholders at the Company’s 2018 annual meeting.  The Board continues to believe that this proposal is not in the best interests of all stockholders, and urges the Company’s stockholders to reject this proposal for the second time.

Summary

The Board has consistently demonstrated its willingness to listen to and constructively respond to stockholder concerns. As a result, the Board believes that a proposal that seeks to remove the Board and certain stockholders from the process of considering important corporate matters is not in the best interests of all stockholders, and is unnecessary, given the ability of stockholders to call special meetings and the Company’s strong corporate governance practices and policies.

For the reasons stated above, the Board believes that the Company’s stockholders have significant access to the Board and rights and protections that reduce the need to be able to act by written consent.

Accordingly, the Board recommends a vote AGAINST this proposal (designated as Proposal 5).

OTHER MATTERS

Other Matters to be Presented at the 2019 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the Annual Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Annual Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●

if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2018 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2018, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock.

Submission of Stockholder Proposals for the 2020 Annual Meeting

Stockholder Proposals for the 2020 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2020 Annual Meeting will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our corporate secretary on or before November 27, 2019.
●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2020 Annual Meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2020 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access by-law must be submitted to the Corporate Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●

When to send these proposals. Notice of director nominees submitted pursuant to our proxy access by-law must be received by our corporate secretary on or after October 28, 2019 but on or before November 27, 2019 (unless the 2020 Annual Meeting is not scheduled to be held within the period between April 8, 2020 and June 7, 2020 in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2020 Annual Meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2020 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2020 Annual Meeting, must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●

When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our corporate secretary on or after January 9, 2020 but on or before February 8, 2020 (unless the 2020 Annual Meeting is not scheduled to be held within the period between April 8, 2020 and June 7, 2020, in which case our By-Laws prescribe an alternate deadline).

●

Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail in order to ensure the receipt of your recommendation.

●	What to include. Proposals and nominations must include the information required by our advance notice By-Laws.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

APPENDIX A

UNITED RENTALS, INC.
2019 LONG TERM INCENTIVE PLAN

ARTICLE I

GENERAL

1.1	Purpose

The purpose of the United Rentals, Inc. 2019 Long Term Incentive Plan (as amended from time to time, the “Plan”) is to attract, retain and motivate employees (including prospective employees), directors, consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

This 2019 Long Term Incentive Plan replaces the United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan (as amended to the Effective Date, the “Predecessor Plan”) for awards granted on or after the Effective Date. Awards may not be granted or awarded under the Predecessor Plan beginning on the Effective Date, but this 2019 Long Term Incentive Plan will not affect the terms or conditions of any award made under the Predecessor Plan before the Effective Date.

1.2	Definitions of Certain Terms

For purposes of this Plan, the following terms have the meanings set forth below:

1.2.1“AAA” means American Arbitration Association.

1.2.2“Award” means an award of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and Other Stock-Based or Cash-Based Awards made pursuant to the Plan.

1.2.3“Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award (such execution or acknowledgement to be in writing or through an electronic grant notification system maintained by or on behalf of the Company), and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.4“Board” means the Board of Directors of United Rentals.

1.2.5“Cause” means, when used in connection with the termination of a Grantee’s Employment or services as a Director if the Grantee is a Director, (a) if the Grantee has an effective employment agreement with the Company at the time of grant, the definition used in such employment agreement at the time of grant, or (b) if the Grantee does not have an effective employment agreement at the time of grant, unless otherwise provided in the Grantee’s Award Agreement, the termination of the Grantee’s Employment with the Company or service as a Director if the Grantee is a Director on account of: (i) a Grantee’s continued failure to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a Grantee’s commission of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; (iii) a Grantee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties; (iv) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company; (v) a Grantee’s breach of any material obligations contained in the Grantee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein; (vi) a Grantee’s breach of the Company’s Code of Conduct; or (vii) a Grantee’s material breach of any Company policies and procedures applicable to the Grantee. If, subsequent to a Grantee’s termination of Employment or service as a Director if the Grantee is a Director, it is discovered that such Grantee’s Employment or service as a Director if the Grantee is a Director could have been terminated for Cause, the Grantee’s Employment or service as a Director if the Grantee is a Director shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

1.2.6“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.

1.2.7“Change in Control” means, unless otherwise provided in the Grantee’s Award Agreement, (a) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of United Rentals representing more than 50% of the total voting power represented by then-outstanding voting securities of United Rentals eligible to vote for the election of the Board; (b) a majority of the individuals constituting the Board is replaced during any 24-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) a merger of United Rentals, the sale or disposition by United Rentals of all or substantially all of its assets within a 12-month period, or any other business combination of United Rentals with any other corporation or business entity is consummated, unless the voting securities of United Rentals outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of United Rentals or such surviving entity outstanding immediately after the consummation of such merger or business combination. Notwithstanding anything herein to the contrary, in no event shall shareholder approval of a transaction which, if consummated, would constitute a Change in Control constitute a Change in Control.

1.2.8“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.9“Committee” has the meaning set forth in Section 1.3.1.

1.2.10“Common Stock” means the common stock of United Rentals, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.

1.2.11“Company” means United Rentals and its consolidated subsidiaries.

1.2.12“Consent” has the meaning set forth in Section 3.3.2.

1.2.13“Consultant” means any individual (other than a Director), corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company.

1.2.14“Covered Person” has the meaning set forth in Section 1.3.4.

1.2.15“Director” means a non-employee member of the Board or a non-employee member of the board of directors of a consolidated subsidiary of United Rentals.

1.2.16“Effective Date” means the later of (a) the date the Board approves the Plan and (b) the date the Plan is approved by the stockholders of United Rentals.

1.2.17“Employee” means a regular, active employee and/or a prospective employee of the Company.

1.2.18“Employment” means (a) a Grantee’s employment if the Grantee is an Employee of the Company, (b) a Grantee’s services as a Consultant if the Grantee is a Consultant to the Company. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee will be treated as terminating Employment with the Company upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations. Notwithstanding the foregoing, with respect to any Award subject to Section 409A (and not exempt therefrom), a Grantee’s termination of Employment means a Grantee’s “separation from service” (as such term is defined and used in Section 409A).

1.2.19“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.20“Extended Absence” means the Grantee’s inability to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.21“Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.22“Full Value Award” means an Award other than a stock option, stock appreciation right or other Award for which the Grantee pays the grant date intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company), and which is settled by the issuance of Shares.

1.2.23“Grantee” means an Employee, Director or Consultant who receives an Award.

1.2.24“Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.25“Other Stock-Based or Cash-Based Awards” means awards granted pursuant to Section 2.8.

1.2.26“Performance-Based Awards” means certain Other Stock-Based or Cash-Based Awards granted pursuant to Section 2.8.

1.2.27“Performance Criteria” has the meaning set forth in Section 2.8.2(b).

1.2.28“Plan” has the meaning set forth in Section 1.1.

1.2.29“Plan Action” has the meaning set forth in Section 3.3.1.

1.2.30“Predecessor Plan” has the meaning set forth in Section 1.1.

1.2.31“Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code, including any amendments or successor provisions to that section, and any Treasury Regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.32“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.33“Shares” means shares of Common Stock.

1.2.34“Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of United Rentals and of any subsidiary or parent corporation of United Rentals.

1.2.35“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

1.2.36“United Rentals” means United Rentals, Inc., or a successor entity thereto.

1.3	Administration

1.3.1The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan unless a different committee is appointed by the Board. In particular, the Committee will have the authority in its sole discretion to:

(a)exercise all of the powers granted to it under the Plan;

(b)construe, interpret and implement the Plan and all Award Agreements;

(c)prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d)make all determinations necessary or advisable in administering the Plan;

(e)correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)amend the Plan to reflect changes in applicable law but, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent;

(g)grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment or service as a Director on such Awards;

(h)amend any outstanding Award Agreement in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted stock, which is subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted stock, which is subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities), provided, however, that, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent; and

(i)determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.13, (1) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) Awards may be settled by United Rentals, any of its subsidiaries or affiliates or any of its or their designees and (4) subject to Section 2.3.6 and Section 2.4.5, as applicable, the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.

1.3.2Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. To the extent permitted by applicable law, the Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.3Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4No Director or Employee (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by United Rentals against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with United Rentals’ approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that United Rentals will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once United Rentals gives notice of its intent to assume the defense, United Rentals will have sole control over such defense with counsel of United Rentals’ choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under United Rentals’ Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that United Rentals may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to Employees, Directors and Consultants.

1.5	Types of Awards Under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) dividend equivalent rights and (f) Other Stock-Based or Cash-Based Awards, that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares Available for Awards

1.6.1Common Stock Subject to the Plan; Share Counting. Subject to the other provisions of this Section 1.6, the maximum aggregate number of Shares that may be granted under the Plan is 2,550,000 Shares. Such Shares may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by United Rentals. The number of Shares available for the purpose of Awards under the Plan shall be reduced by (i) the gross number of Shares for which stock options or stock appreciation right are exercised, regardless of whether any of the Shares underlying such Awards are not actually issued to the Grantee as the result of a net settlement and (ii) any Shares withheld pursuant to Section 3.2 to satisfy any tax withholding obligation with respect to any Award. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

1.6.2Adjustment for Unissued Predecessor Plan Shares. The maximum aggregate number of Shares that may be granted under the Plan, as set forth in Section 1.6.1, shall be cumulatively increased from time to time by the number of Shares subject to, or acquired pursuant to, that portion of any option or other award outstanding pursuant to the Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is forfeited, terminated or canceled for any reason without having been exercised or settled in full; provided, however, that the aggregate number of Shares authorized for issuance under the Predecessor Plan that may become authorized for issuance under the Plan pursuant to this Section 1.6.2 shall not exceed 3,972,924 (as adjusted pursuant to the provisions of Section 1.6.4).  The number of Shares that are returned to the Plan pursuant to the foregoing shall be returned at the same ratio at which such award counted against the total Shares available for such award at the time of grant under the Predecessor Plan.

1.6.3Replacement of Shares. If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Common Stock free and clear of any restrictions or conditions that are part of such Award, then the Shares covered by such forfeited, expired, terminated or lapsed award will again be available for grant under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. For the avoidance of doubt, the following will not again become available for issuance under the Plan or the Predecessor Plan: (A) any Shares tendered or withheld pursuant to Section 3.2 to satisfy any tax withholding obligation with respect to any Award and (B) any Shares tendered or withheld to pay the exercise price of stock options or stock appreciation rights.

1.6.4Adjustments. The Committee will adjust the number and kind of Shares authorized pursuant to Section 1.6.1, adjust the aggregate number of Shares authorized for issuance under the Predecessor Plan that may become authorized for issuance under the Plan pursuant to Section 1.6.2, adjust the number of Shares set forth in Section 2.3.2 that can be issued through Incentive Stock Options and adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Shares, including any extraordinary cash dividend or extraordinary distribution; provided that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A. After any adjustment made pursuant to this Section 1.6.4, the number of Shares subject to each outstanding Award will be rounded down to the nearest whole number.

1.6.5Assumption or Substitution of Awards. The Committee may, without affecting the number of Shares available pursuant to Section 1.6.1, authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

1.7	Limits on Compensation to Non-Employee Directors

Aggregate Awards (including, for the avoidance of doubt, any cash retainers and meeting-based fees), granted to any one Director of United Rentals in any calendar year, solely with respect to his or her service as a Director may not exceed $500,000 (or, for the Director serving as Chairman of the Board, $750,000), determined as of the date of grant (with the value of any equity-based Awards based on the accounting grant date value of such Award).

1.8	Vesting Limitations

Notwithstanding any other provision of the Plan to the contrary, (a) all Awards, and all portions of Awards, shall be subject to a minimum vesting schedule of at least 12 months; and (b) all Full Value Awards (i) which vest on the basis of the Grantee’s continued Employment or service as a Director if the Grantee is a Director shall be subject to a minimum vesting schedule of at least three years following the date of grant of the Award (with no more than one-third of the Shares subject thereto vesting on each of the first three anniversaries of the date on which such Award is granted) and (ii) which vest on the basis of the attainment of performance goals shall provide for a performance period of not less than 12 months measured from the commencement of the period over which performance is evaluated; provided, however, that the foregoing limitations shall not preclude the acceleration of vesting of any such Award upon the death, disability or retirement of the Grantee or upon or following a Change in Control, as determined by the Committee in its discretion or to the extent provided in the applicable Award Agreement, and shall not apply to Awards that are granted in lieu of cash compensation or pursuant to Section 1.6.5. Notwithstanding the foregoing, Awards with respect to 5% of the maximum aggregate number of Shares that may be granted under the Plan pursuant to Section 1.6.1 may be granted under the Plan to any one or more Grantees without respect to such minimum vesting provisions.

ARTICLE II

AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.13, in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of United Rentals. No Award or purported Award shall be a valid and binding obligation of United Rentals unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of United Rentals with respect to Shares subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.4, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.3	Options

2.3.1Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option and (b) the number of Shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of United Rentals and of any subsidiary or parent corporation of United Rentals) will not exceed $100,000 and (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 2,550,000 Shares (as adjusted pursuant to the provisions of Section 1.6.4).

2.3.3Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of the Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.

2.3.4Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the date on which the stock option is granted.

2.3.5Exercise of Stock Option and Payment for Shares. A stock option may be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to United Rentals specifying the number of shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) Shares of the same class as those to be granted by exercise of the stock option having a Fair Market Value equal to the aggregate exercise price for the Shares being purchased, based on the Fair Market Value as of the exercise date, (c) if there is a public market for the Common Stock at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the stock option and to deliver promptly to United Rentals an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, (d) by surrender of all or part of the Common Stock issuable upon exercise of the option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Grantee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued, (e) any other form of consideration approved by the Company and permitted by applicable law and (f) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by United Rentals on terms acceptable to United Rentals with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6No Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of United Rentals.

2.3.7Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock option Award Agreement in respect of exercised stock options were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option over the exercise price paid therefor, without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such shares.

2.4	Stock Appreciation Rights

2.4.1Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.4.2Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.

2.4.3Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to United Rentals specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by United Rentals on terms acceptable to United Rentals with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5No Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of United Rentals.

2.4.6Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock appreciation right Award Agreement in respect of exercised stock appreciation rights were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock appreciation rights over the exercise price paid therefor, without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such stock appreciation rights.

2.5	Restricted Stock

2.5.1Grants. The Committee may grant or offer for sale restricted stock in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such stock, the Grantee will have the rights of a stockholder with respect to the restricted stock, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted stock will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. In the event that a Certificate is issued in respect of restricted stock, such Certificate may be registered in the name of the Grantee, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by United Rentals or its designated agent until the time the restrictions lapse.

2.5.2Right to Vote and Receive Dividends on Restricted Stock. Each Grantee of an Award of restricted stock will, during the period of restriction, be the beneficial and record owner of such restricted stock and will have full voting rights with respect thereto. During the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted stock will be retained by the Company for the account of the relevant Grantee and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Common Stock on the date of reinvestment. Such dividends or other distributions will revert back to the Company if for any reason the restricted stock upon which such dividends or other distributions were paid reverts back to the Company. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted stock and retained by the Company will be paid to the relevant Grantee.

2.5.3Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted stock Award Agreement in respect of restricted stock which has become vested were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time such stock became vested) of such restricted stock, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such restricted stock.

2.6	Restricted Stock Units

2.6.1Grant. The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of United Rentals, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.6.2Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted stock unit Award Agreement in respect of the delivery of shares underlying such restricted stock units were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to such delivery date, without reduction for any shares applied to satisfy withholding tax or other obligations in respect of such Shares.

2.7	Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award (other than a stock option or a stock appreciation right) a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such shares had been delivered pursuant to such Award. No dividends will be payable on Awards, other than on Awards of restricted stock (which dividends shall be subject to reversion, termination and forfeiture as set forth in Section 2.5.2). The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of United Rentals until payment of such amounts is made as specified in the applicable Award Agreement.

In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided that in no event may such payments be made unless and until the Award to which they relate vests. Notwithstanding the foregoing, unless otherwise provided in the Grantee’s Award Agreement, a Grantee’s right under an Award Agreement to dividend equivalent payments in the case of an Award that is subject to vesting conditions shall be treated as unvested so long as such Award remains unvested, and any such dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Common Stock on the date of reinvestment) and paid within 30 days following the date on which such Award is determined by the Company to have vested.

2.8	Other Stock-Based or Cash-Based Awards; Performance-Based Awards

2.8.1Grant of Other Awards. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant other types of equity-based or cash-based Awards (including, without limitation, (a) the grant or offer for sale of unrestricted Shares, performance stock and performance units settled in cash, and (b) cash retainers and meeting-based fees for Directors) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8.2Performance-Based Awards.

(a)Grant of Performance-Based Awards. The terms and conditions set forth by the Committee in the applicable Award Agreement for any type of Award may relate to the achievement of performance goals or Performance Criteria for an applicable performance period, as determined by the Committee at the time of grant (a “Performance-Based Award”).

(b) Performance Criteria. The “Performance Criteria” shall mean goals based on the achievement of one or more performance criteria or standards (either separately or in combination) with regard to United Rentals (or a subsidiary, division, other operational unit or administrative department thereof), selected by the Committee in its discretion, including, without limitation: (i) the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain levels of, or a percentage increase in revenue; (iii) the attainment of certain levels of, or a percentage increase in after-tax or pre-tax profits (including net operating profit after taxes); or net income, including without limitation that attributable to continuing and/or other operations; (iv) the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations; (vii) the attainment of certain levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital) or return on assets; (viii) the attainment of certain levels of, or a percentage increase in, return on stockholder equity; (ix) the attainment of certain levels of, or a percentage increase in, market share; (x) the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of Common Stock; (xi) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales and cost of rental equipment sales); (xiii) the attainment of certain levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or (xiv) the attainment of certain levels of, or a specified increase in, customer service measures or indices (including net promoter score). The aforementioned business criteria may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance.

(c)In addition, the performance goals may be based upon the attainment of specified levels of United Rentals (or subsidiary, division, other operational unit or administrative department of United Rentals) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of United Rentals. The Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria. The performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(d)Committee Determinations. The Committee shall have the sole discretion to determine the extent to which the applicable performance goals or Performance Criteria are achieved and the amount, if any, earned pursuant to a Performance-Based Award. The Committee, in its sole discretion, may make adjustments to the performance goals or Performance Criteria applicable to Performance-Based Awards and to the amounts payable in respect of the applicable performance goals or Performance Criteria, to the extent consistent with the terms of the applicable Award Agreement. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Grantee at such time as determined by the Committee in its sole discretion.

ARTICLE III

MISCELLANEOUS

3.1	Amendment of the Plan

3.1.1Unless otherwise provided in the Plan or in an Award Agreement, the Board or the Committee may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.4 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent.

3.1.2Unless otherwise determined by the Board or the Committee, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency; provided, however, without stockholder approval, there shall be (a) no increase in the maximum aggregate number of Shares that may be issued under the Plan, (b) no material modification of the requirements for participation in the Plan or (c) no increase in the benefits accrued to Grantees under the Plan; provided, further, that if and to the extent the Board or the Committee determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the stockholders of United Rentals.

3.2	Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award (including upon making an election under Section 83(b) of the Code). As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, Federal Insurance Contributions Act tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the minimum statutory amounts of such taxes required by law to be withheld.

3.3	Required Consents and Legends

3.3.1If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.13 such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.

3.4	Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5	Nonassignability; No Hedging

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, however, that under no circumstances shall any such transfer be made for value or consideration. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6	Change in Control

3.6.1Unless otherwise provided in the applicable Award Agreement, (a) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of United Rentals (or of any direct or indirect parent entity) will not be publicly traded or (y) Awards will not be honored or assumed, or new rights that substantially preserve the terms of Awards substituted therefor, (i) any outstanding Awards then held by a Grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such Change in Control and (ii) any outstanding performance-based Awards shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods, and (b) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of United Rentals or of any direct or indirect parent entity will be publicly traded and (y) Awards will be honored or assumed, or new rights that substantially preserve the terms of Awards substituted therefor, if a Grantee’s Employment is terminated without Cause within 24 months after such Change in Control, (i) any outstanding Awards then held by a Grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date such Grantee’s Employment is terminated without Cause and (ii) any outstanding performance-based Awards shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods, as of the date such Grantee’s Employment is terminated, and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.

3.6.2In the event of a Change in Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

3.7	Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment or service as a Director if the Grantee is a Director by the Company or affect any right which the Company may have to terminate or alter the terms and conditions of such Employment or service as a Director if the Grantee is a Director.

3.8	Nature of Payments

3.8.1Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9	Non-Uniform Determinations

3.9.1The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment or service as a Director if the Grantee is a Director has been terminated for purposes of the Plan.

3.9.2To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

3.10	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12	Termination of Plan

The Board and the Committee reserve the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on May 8, 2029, and provided further, that all Awards made under the Plan before its termination, and the Committee’s authority to administer the terms of such Awards, will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13	Section 409A

3.13.1All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner that results in adverse tax consequences for the Grantee or any of his beneficiaries or transferees.

3.13.2Without limiting the generality of Section 3.13.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) any payment due upon a Grantee’s termination of Employment or service as a Director if the Grantee is a Director will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A; (b) any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A; (c) any payment to be made with respect to such Award in connection with the Grantee’s separation from service to the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Grantee’s separation from service (or earlier death) to the extent required by Section 409A; (d) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (e) with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (f) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (g) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (h) for purposes of determining whether the Grantee has experienced a separation from service to the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with United Rentals, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.14	Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.15	Choice of Forum

3.15.1Jurisdiction. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in the County of Fairfield, State of Connecticut over any suit, action or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 3.16. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.15.1 has a reasonable relationship to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.15.1.

3.15.2Acceptance of Jurisdiction. The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.15.1, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.15 and (iv) agree that, to the fullest extent permitted by applicable law, a final and nonappealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.15.3Service of Process. Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of United Rentals as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 3.16, who will promptly advise such Grantee of any such service of process.

3.15.4Confidentiality. Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.15, except that a Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.16	Dispute Resolution

Subject to the provisions of Section 3.15, any dispute, controversy or claim between the Company and a Grantee, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in New York, New York before, and in accordance with the rules then obtaining of, the AAA in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

3.17	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18	Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between United Rentals and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

3.19	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.20	No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.21	Successors and Assigns of United Rentals

The terms of the Plan will be binding upon and inure to the benefit of United Rentals and any successor entity contemplated by Section 3.6.

3.22	Clawback Policy

The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Shares or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

3.23	Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted by the Board on March 12, 2019, subject to the approval by the United Rentals stockholders at the 2019 Annual Meeting of Stockholders on May 8, 2019. This Plan will only be effective if it is approved by the stockholders of United Rentals at the 2019 Annual Meeting of Stockholders.

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UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, Jessica T. Graziano, Joli L. Gross or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 8, 2019 at 9:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

▄ 1.1	14475 ▄

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 8, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Wednesday, May 8, 2019:

The Notice of and Proxy Statement for the 2019 Annual Meeting of Stockholders

and the Company's 2018 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2. Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Marc A. Bruno	☐	☐	☐	3. Advisory Approval of Executive Compensation	☐	☐	☐
Matthew J. Flannery	☐	☐	☐	4. Approval of 2019 Long Term Incentive Plan	☐	☐	☐
Bobby J. Griffin	☐	☐	☐	5. Stockholder Proposal on Right to Act by Written Consent	☐	☐	☐
Kim Harris Jones	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 8, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, May 8, 2019:   The Notice of and Proxy Statement for the 2019 Annual Meeting of Stockholders and the Company's 2018 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE,

"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2. Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Marc A. Bruno	☐	☐	☐	3. Advisory Approval of Executive Compensation	☐	☐	☐
Matthew J. Flannery	☐	☐	☐	4. Approval of 2019 Long Term Incentive Plan	☐	☐	☐
Bobby J. Griffin	☐	☐	☐	5. Stockholder Proposal on Right to Act by Written Consent	☐	☐	☐
Kim Harris Jones	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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